Exhibit 10.1

CREDIT AGREEMENT

Dated as of June 23, 2015,

among

ASHLAND INC.,

as the Borrower,

THE BANK OF NOVA SCOTIA,
as Administrative Agent, Swing Line Lender
and an L/C Issuer,

CITIBANK, N.A.,
as Syndication Agent,

BANK OF AMERICA, N.A.,
DEUTSCHE BANK SECURITIES INC.
and
PNC BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents,

JPMORGAN CHASE BANK, N.A.,
MIZUHO BANK LTD.,
U.S. BANK NATIONAL ASSOCIATION, and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
 as Managing Agents

and

The Other Lenders Party Hereto

CITIGROUP GLOBAL MARKETS INC.,
THE BANK OF NOVA SCOTIA,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
DEUTSCHE BANK SECURITIES INC. and
PNC CAPITAL MARKETS LLC,
as Joint Lead Arrangers and Joint Book Managers

-i-

-ii-

-iii-

-iv-

SCHEDULES

1.01	Unrestricted Subsidiaries
1.02	Immaterial Domestic Subsidiaries
2.01	Commitments and Applicable Percentages
2.03(a)	Existing Letters of Credit
5.06	Litigation
5.09	Environmental Matters
5.11	Tax Sharing Agreements
5.12	ERISA Compliance
5.20	Labor Matters
7.01	Existing Liens
7.02	Existing Indebtedness
7.03	Existing Investments
7.09	Restrictions on Distributions by Subsidiaries
10.02	Administrative Agent’s Office, Account, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Swing Line Loan Notice
B-1	Term A Note
B-2	Revolving Credit Note
B-3	Swing Line Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E-1	Opinion Matters – Counsel to the Borrower
E-2	Opinion Matters – In-house Counsel
E-3	Opinion Matters – Local Counsel to the Borrower
F	Report of Letter of Credit Information
G	Non-Bank Certificate

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of June 23, 2015, among ASHLAND INC., a Kentucky corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), THE BANK OF NOVA SCOTIA, as Administrative Agent, Swing Line Lender and an L/C Issuer, CITIBANK, N.A., as Syndication Agent, and BANK OF AMERICA, N.A., DEUTSCHE BANK SECURITIES INC. and PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents.

PRELIMINARY STATEMENTS:

In connection with (a) the refinancing of all of the Borrower’s outstanding loans and commitments under its existing Credit Agreement, dated as of March 14, 2013, as amended by the Amendment Agreement, dated as of February 5, 2014, and Amendment No. 2, dated as of February 27, 2015 (as further amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), among the Borrower, The Bank of Nova Scotia, as administrative agent, each lender party thereto and the other agents party thereto (the “Bank Refinancing”), (b) the repurchase in a tender offer, redemption, defeasance, satisfaction and discharge or other repayment of all or a portion of the Borrower’s outstanding 3.000% Senior Notes due 2016 (the “Notes Refinancing” and, together with the Bank Refinancing, collectively, the “Refinancing”), and (c) the funding of certain underfunded pension obligations of the Borrower (the “Pension Funding,” and together with the Bank Refinancing and the Notes Refinancing, and all other transactions related thereto (including, without limitation, the payment of related fees and expenses), the “Transactions”), the Borrower has requested that, from time to time, (i) the Term A Lenders (as hereinafter defined) make term loans to the Borrower, (ii) the Revolving Credit Lenders (as hereinafter defined) make revolving credit loans to the Borrower, (iii) the Swing Line Lender (as hereinafter defined) issue swing line loans to the Borrower and (iv) each L/C Issuer (as hereinafter defined) issue letters of credit for the account of the Borrower and its Subsidiaries (as hereinafter defined), in each case to provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries (including investments and acquisitions permitted hereunder) and to pay transaction fees and expenses and to finance, in part, the Refinancing.

In furtherance of the foregoing, the Borrower has requested that the Lenders provide the Term A Facility (as hereinafter defined) and the Revolving Credit Facility (as hereinafter defined), and the Lenders and Swing Line Lender have indicated their willingness to lend and each L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Scotiabank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Fee Letter” means the fee letter agreement, dated June 4, 2015, among the Borrower and the Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means, at any time, the Commitments of all the Lenders at such time.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” has the meaning assigned to such term in Section 5.24.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.23.

“Applicable Fee Rate” means the “Applicable Fee Rate” as determined pursuant to the definition of the term “Applicable Rate.”

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by the principal amount of such Term A Lender’s Term A Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time.  If the Commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 2.06 or Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Applicable Rate” means (i) for each day from the Closing Date until a Compliance Certificate is first delivered hereunder pursuant to Section 6.02, 0.75% per annum for Base Rate Loans, 1.75% per annum for Eurodollar Rate Loans and Letter of Credit Fees and 0.25% per annum for the Applicable Fee Rate and (ii) for each day thereafter, the applicable percentage per annum set forth in the table below, with the applicable Tier for such day being the higher Tier determined by reference to (x) the Consolidated Gross Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) and (y) the higher of the corporate credit rating of the Borrower from S&P or Moody’s, in each case then in effect; provided that if the then applicable corporate credit rating from S&P is at least two Tiers higher than the then applicable corporate credit rating from Moody’s, or vice versa, then the applicable corporate credit rating for purposes of determining the Applicable Rate shall be one Tier higher than the lower of the two corporate credit ratings; provided, further, that if the Tier determined pursuant to clause (x) above is at least two Tiers higher than the Tier determined pursuant to clause (y) above, or vice versa, then the applicable Tier for purposes of determining the Applicable Rate shall be one Tier higher than the lower of the two Tiers:

Tier	Corporate Credit Rating of the Borrower		Consolidated Gross Leverage Ratio	Applicable Rate (Eurodollar Rate and Letter of Credit Fees)	Applicable Rate (Base Rate)	Applicable Fee Rate
	S&P	Moody’s
I	≥ BBB-	≥ Baa3	≤ 1.5x	1.375%	0.375%	0.175%
II	≥ BBB-	≥ Baa3	> 1.5x but ≤ 3.0x	1.50%	0.50%	0.20%
III	BB+	Ba1	> 3.0x but ≤ 3.75x	1.75%	0.75%	0.25%
IV	BB	Ba2	> 3.75x but ≤ 4.00x	2.00%	1.00%	0.30%
V	≤ BB-	≤ Ba3	> 4.00x	2.50%	1.50%	0.40%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Gross Leverage Ratio or corporate credit rating shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) or a change in the corporate credit rating of the Borrower, as applicable; provided, however, that if a Compliance Certificate is not delivered within three Business Days after the date when due in accordance with such Section, then Tier V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term A Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term A Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Citigroup Global Markets Inc., Scotiabank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and PNC Capital Markets LLC, each in their respective capacities as joint lead arranger and joint book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, but without duplication, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet and the related consolidated statements of income or operations, shareholders’ equity and cash flows, including the notes thereto, of the Borrower and its consolidated Subsidiaries, each for the fiscal years of the Borrower ended September 30, 2012, September 30, 2013 and September 30, 2014.

“Available Amount” means, on any date, an amount equal to (a) the sum of (i) (A) 50% of the Consolidated Net Income for all fiscal quarters of the Borrower for which Consolidated Net Income is positive and that have ended on or after September 30, 2011 and prior to such date for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b) (treated as one continuous accounting period), less (B) 100% of the Consolidated Net Income for all fiscal quarters of the Borrower for which Consolidated Net Income is negative and that have ended on or after September 30, 2011 and prior to such date for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b) (treated as one continuous accounting period), plus (ii) the net cash proceeds from the issuance of common stock of the Borrower after August 23, 2011, other than any such issuance to a Subsidiary, to an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees, minus (b) without duplication, the sum of (i) the portion of the Available Amount previously utilized pursuant to Section 7.03(k) and/or 7.06(g) and (ii) the portion of the Available Amount (as defined in the Existing Credit Agreement) previously utilized pursuant to Section 7.03(k) and/or 7.06(g) of the Existing Credit Agreement (or pursuant to Section 7.03(k), 7.06(g) and/or 7.14(e) of the Existing Credit Agreement (as such term is defined in the Existing Credit Agreement)).

“Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Business Day prior to the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank Refinancing” has the meaning specified in the Preliminary Statements.

“Base Rate” means for any date of determination and subject to Section 3.03, a rate per annum equal to the highest of (a) the Federal Funds Rate on such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Scotiabank as its “prime rate” and (c) the Eurodollar Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum (provided that if such rate is less then zero then such percentage per annum shall be deemed to be 0% per annum).  The “prime rate” is a rate set by Scotiabank based upon various factors including Scotiabank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Scotiabank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term A Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term A Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, one or more of the L/C Issuers and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of the L/C Obligations, cash or deposit account balances or, if the applicable L/C Issuer benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) each applicable L/C Issuer.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following:

(a)            readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)            time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any State thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the Laws of the United States, any State thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(c)            commercial paper issued by any Person organized under the laws of any State of the United States and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(d)            Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e)            fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above; and

(f)            in the case of any Foreign Subsidiary, investments which are similar to the items specified in subsections (a) through (e) of this definition made in the ordinary course of business.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)            during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)            a “change of control” or any comparable term under, and as defined in, the Existing Senior Notes Documents or other Indebtedness exceeding the Threshold Amount shall have occurred.

“Class” means, (i) with respect to any Loan, whether such Loan is a Revolving Credit Loan, a Term A Loan or an Extended Maturity Loan and (ii) with respect to any Commitment, whether such Commitment is a Revolving Credit Commitment, a Term A Commitment, or an Extended Maturity Commitment.    Extended Maturity Loans that have different terms and conditions (together with the Extended Maturity Commitments in respect thereof) shall be construed to be in different Classes.

“Closing Date” means June 23, 2015.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a Term A Commitment or a Revolving Credit Commitment, as the context may require, and, in the event of the creation of an Incremental Term Loan Commitment pursuant to Section 2.14 or an Extended Maturity Commitment pursuant to Section 2.16, shall also include the commitments to such Incremental Term Loan Commitment or such Extended Maturity Commitment, as the case may be.

“Commitment Letter” means the commitment letter agreement, dated as of May 26, 2015, among the Borrower, and Citigroup Global Markets Inc., as the Arranger, as supplemented by the Joinder to the Commitment Letter, dated as of June 4, 2015, among the Borrower, The Bank of Nova Scotia, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., PNC Bank, National Association and PNC Capital Markets LLC.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a Term A Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, for any Measurement Period, an amount equal to Consolidated Net Income for such Measurement Period plus (a) proceeds of business interruption insurance received during such period, but only to the extent not included in Consolidated Net Income plus (b) the following to the extent deducted in calculating such Consolidated Net Income, but without duplication and in each case for such Measurement Period:  (i) Consolidated Interest Charges (not calculated on a Pro Forma Basis), (ii) the provision for Federal, State, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) asset impairment charges, (v) expenses reimbursed by third parties (including through insurance and indemnity payments), (vi) fees and expenses incurred in connection with the Transactions, any Permitted Receivables Facility, any proposed or actual issuance of any Indebtedness or Equity Interests (including upfront fees and original issue discount), or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder, in each case that are expensed, (vii) non-cash restructuring and integration charges and cash restructuring and integration charges; provided that the aggregate amount of all cash restructuring and integration charges shall not exceed $100,000,000 in any twelve month period, (viii) non-cash stock expense and non-cash equity compensation expense, (ix) other expenses or losses, including purchase accounting entries such as the inventory adjustment to fair value, reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (x) expenses or losses in respect of discontinued operations of the Borrower or any of its Subsidiaries, (xi) any unrealized losses attributable to the application of “mark to market” accounting in respect of Swap Contracts and (xii) with respect to any Disposition for which pro forma effect is required to be given pursuant to the definition of Pro Forma Basis, any loss thereon, and minus (c) the following to the extent included in calculating such Consolidated Net Income, but without duplication and in each case for such Measurement Period:  (i) Federal, State, local and foreign income tax credits, (ii) all non-cash gains or other items increasing Consolidated Net Income, (iii) gains in respect of discontinued operations of the Borrower or any of its Subsidiaries, (iv) any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Swap Contracts and (v) with respect to any Disposition for which pro forma effect is required to be given pursuant to the definition of Pro Forma Basis, any gain thereon.  For all purposes hereunder, Consolidated EBITDA shall be calculated on a Pro Forma Basis unless otherwise specified.

“Consolidated Gross Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Indebtedness” means, at any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of, without duplication (a) the outstanding principal amount of all obligations (as calculated under GAAP), whether current or long-term, for borrowed money (including Obligations in respect of the Loans hereunder), reimbursement obligations for amounts drawn under letters of credit and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct (but, for the avoidance of doubt, not contingent) obligations arising under bankers’ acceptances and bank guaranties, (d) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out or similar obligation that is a contingent obligation or that is not reasonably determinable as of the applicable date of determination and (iii) any earn-out or similar obligation that is not a contingent obligation and that is reasonably determinable as of the applicable date of determination to the extent that (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment therefor are in escrow), (e) all Attributable Indebtedness, and (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary.  For purposes hereof, the Consolidated Indebtedness of the Borrower and the Subsidiaries shall include any of the items in clauses (a) through (f) above of any other entity (including any partnership in which the Borrower or any consolidated Subsidiary is a general partner) to the extent the Borrower or such consolidated Subsidiary is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of that item expressly provide that such Person is not liable therefor.  For all purposes hereunder, Consolidated Indebtedness shall (i) be calculated on a Pro Forma Basis unless otherwise specified, (ii) not include the Defeased Debt and (iii) include all outstandings of the Borrower and its Subsidiaries under any Permitted Receivables Facility (but excluding the intercompany obligations owed by a Special Purpose Finance Subsidiary to the Borrower or any other Subsidiary in connection therewith).  Notwithstanding the foregoing, the principal amount outstanding at any time of any Indebtedness included in Consolidated Indebtedness issued with original issue discount shall be the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed incurred only as of the date of original issuance thereof.

“Consolidated Interest Charges” means, for any Measurement Period, the excess of (a) the sum, without duplication, of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (ii) cash payments made in respect of obligations referred to in clause (b)(ii) below, (iii) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for such Measurement Period and (iv) all interest, premium payments, debt discount, fees, charges and related expenses in connection with the Permitted Receivables Facility, minus (b) to the extent included in such consolidated interest expense for such Measurement Period, the sum, without duplication, of (i) extinguishment charges relating to the early extinguishment of Indebtedness or obligations under Swap Contracts, (ii) noncash amounts attributable to the amortization of debt discounts or accrued interest payable in kind, (iii) noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period, (iv) interest income treated as such in accordance with GAAP and (v) fees and expenses, original issue discount and upfront fees, in each case of or by the Borrower and its Subsidiaries on a consolidated basis for such Measurement Period.  For all purposes hereunder, Consolidated Interest Charges shall be calculated on a Pro Forma Basis unless otherwise specified.

“Consolidated Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis to (b) Consolidated Interest Charges, in each case for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 6.01.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date minus the amount of the Borrower’s and its Subsidiaries’ unrestricted cash and Cash Equivalents as of such date that are or would be included on a balance sheet of the Borrower and its Subsidiaries as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 6.01.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period (unless such restrictions on dividends or similar distributions have been legally and effectively waived), except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, (b) any after-tax income (or after-tax loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in such income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (a) of this proviso), (c) any after-tax gain or after-tax loss realized as a result of the cumulative effect of a change in accounting principles or the implementation of new accounting standards related to revenue and lease accounting, (d) any after-tax gain or after-tax loss attributable to any foreign currency hedging arrangements or currency fluctuations, (e) after-tax extinguishment charges relating to the early extinguishment of Indebtedness and obligations under Swap Contracts and after-tax extinguishment charges relating to upfront fees and original issue discount on Indebtedness and (f) any pension or other post-retirement after-tax gain or after-tax expense for such Measurement Period; provided, further, that Consolidated Net Income shall be reduced by the amount of any cash payments made during such Measurement Period relating to pension and other post-retirement costs (except for any payments made in respect of the Pension Funding in excess of the amount of required regulatory contributions for such Measurement Period (as reasonably determined by the Borrower)).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Corrective Extension Amendment” has the meaning specified in Section 2.16(d).

“Credit Extension” means each of the following:  (a) a Borrowing or (b) an L/C Credit Extension.

“Debt Rating” means the Borrower’s corporate credit rating without third party credit enhancement; provided that the Debt Rating in effect on any date is that in effect at the close of business on such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Loans or Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans under the Revolving Credit Facility plus (iii) 2% per annum; (b) when used with respect to a Loan, an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum; and (c) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Term A Loans, Revolving Credit Loans or participations in L/C Obligations or Swing Line Loans, within two Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Borrower, or the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority or (ii) in the case of a Solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the Law of the country where such Person is subject to home jurisdiction supervision if applicable Law requires that such appointment not be publicly disclosed, in any such case, where such action does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Defeased Debt” means (a) the Indebtedness of the Borrower ($5,000,000 as of March 31, 2015) for its 9.35% medium-term notes due 2019 that is the subject of a covenant defeasance pursuant to Section 4.03 of the indenture therefor dated August 15, 1989, as amended and restated as of August 15, 1990 and (b) any other Indebtedness of the Borrower or any Subsidiary that, as of the applicable date of determination, is the subject of a legal or covenant defeasance pursuant to the applicable provisions of the indenture or other instrument governing such Indebtedness or pursuant to which such Indebtedness was issued or incurred.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests) pursuant to a sinking fund or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests) in whole or in part, (iii) provides for scheduled payments of dividends to be made in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case prior to the date that is 91 days after the latest maturity date of the Loans and Commitments then outstanding, except, in the cases of clauses (i) and (ii), if as a result of a change of control or asset sale, but only if any rights of the holders thereof upon the occurrence of such change of control or asset sale are subject to the prior payment in full of all Obligations (other than contingent indemnification obligations), the cancellation or expiration of all Letters of Credit and the termination of the Aggregate Commitments.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any State thereof or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environment” means ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Audit” has the meaning specified in Section 6.13(c).

“Environmental Claim” has the meaning specified in Section 5.09(iv).

“Environmental Laws” means the common law and any and all Federal, State, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials) or the generation, handling, use, storage, treatment, transport, Release or threat of Release of any Hazardous Materials, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that Equity Interests shall not include any securities to the extent constituting “Indebtedness” for purposes of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or any Subsidiary solely within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan, the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice concerning the imposition of withdrawal liability (as defined in Part 1 of Subtitle E of Title IV of ERISA) or notification that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code; (f) the failure to make by its due date a required contribution under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (g) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower or any Subsidiary; or (h) the imposition by the PBGC of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, any Subsidiary or any ERISA Affiliate.

“Eurodollar Rate”  means,

(a)            for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the ICE LIBOR Rate (“ICE LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Scotiabank and with a term equivalent to such Interest Period would be offered by Scotiabank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; and

(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) ICE LIBOR, at approximately 11:00 a.m., London time, determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Scotiabank’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination;

provided that if the Eurodollar Rate provided for in clauses (a) or (b) is less than zero, then the Eurodollar Rate shall be deemed to be 0%.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term A Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document, (a) Taxes imposed on or measured by its net income (however denominated), and franchise, capital, gross receipts or net worth Taxes imposed on it in lieu of net income Taxes (other than any such gross receipts Taxes that are withholding Taxes), in each case as a result of such recipient being organized under the laws of, or having its applicable Lending Office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or as a result of any other present or former connection between such recipient and the jurisdiction imposing such Taxes (other than any such connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, entered into any other transaction pursuant to or enforced any Loan Documents), (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Tax, in each case imposed by a jurisdiction described in clause (a), (c) any backup withholding Tax that is required by the Code to be withheld from amounts payable to such Lender or L/C Issuer, (d) in the case of a Lender or L/C Issuer (other than with respect to any interest in any Loan or Commitment acquired pursuant to an assignment request by the Borrower under Section 10.13), any U.S. Federal withholding Tax that is required to be imposed on amounts payable to or for the account of such Lender or L/C Issuer pursuant to the Laws in force at the time such Lender or L/C Issuer becomes a party hereto (or designates a new Lending Office) or, with respect to any additional interest in any Commitment, or any Loan not funded pursuant to a Commitment by such Lender or L/C Issuer, acquired after such Lender or L/C Issuer becomes a party hereto, at the time such additional interest was acquired by such Lender or L/C Issuer, except to the extent that such Lender or L/C Issuer (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office or the acquisition of such interest (or additional interest) by assignment, as applicable, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(2), (e) any Tax that  is attributable to such Lender’s or L/C Issuer’s failure to comply with Section 3.01(e) and (f) any U.S. Federal withholding Tax imposed pursuant to FATCA.

“Existing Class” has the meaning specified in Section 2.16(a).

“Existing Credit Agreement” has the meaning specified in the Preliminary Statements.

“Existing Letters of Credit” means the letters of credit listed on Schedule 2.03(a).

“Existing Senior Notes” means (i) the 3.000% Senior Notes due 2016, (ii) the 3.875% Senior Notes due 2018, (iii) the 4.750% Senior Notes due 2022 and (iv) the 6.875% Senior Notes due 2043 (in each case, issued by the Borrower).

“Existing Senior Notes Documents” means any indenture among the Borrower, as issuer, any guarantors party thereto and a trustee with respect to the Existing Senior Notes, the Existing Senior Notes and all other agreements, instruments and other documents pursuant to which the Existing Senior Notes have been or will be issued or otherwise setting forth the terms of the Existing Senior Notes.

“Extended Maturity Commitments” has the meaning specified in Section 2.16(a).

“Extended Maturity Loans” has the meaning specified in Section 2.16(a).

“Extending Lender” has the meaning specified in Section 2.16(b).

“Extension Amendment” has the meaning specified in Section 2.16(c).

“Extension Election” has the meaning specified in Section 2.16(b).

“Extension Maximum Amount” has the meaning specified in Section 2.16(b).

“Extension Request” has the meaning specified in Section 2.16(a).

“Facility” means the respective facility and commitments used in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there are four Facilities, i.e., the Term A Facility, the Revolving Credit Facility, the Swing Line Sublimit and the Letter of Credit Sublimit.

 “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current and future regulations or other official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the current Code (or any amended or successor version described above) and, for the avoidance of doubt, any intergovernmental agreements in respect thereof (and any legislation, regulations or other official guidance adopted by a Governmental Authority implementing such intergovernmental agreements).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Scotiabank on such day on such transactions as determined by the Administrative Agent.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Lender” means any Lender (including such a Lender when acting in the capacity of an L/C Issuer) that is not a United States person as that term is defined in Section 7701(a)(30) of the Code.

“Foreign Plan” has the meaning specified in Section 5.12(d).

“Foreign Subsidiary” means a Subsidiary organized under the Laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Revolving Credit Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Revolving Credit Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, county, province or otherwise and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all other substances, wastes, pollutants, chemicals, compounds, materials, or contaminants of any nature and in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls and radon gas regulated pursuant to, or which can give rise to liability under, any Environmental Law.

“Immaterial Domestic Subsidiary” means any Immaterial Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.  As of the Closing Date, the Immaterial Domestic Subsidiaries are those set forth on Schedule 1.02, and the determination of Immaterial Domestic Subsidiaries as of the Closing Date shall be based on the net income and assets of the Borrower and its Subsidiaries as set forth in (i) the unaudited consolidated balance sheet of the Borrower, dated as of March 31, 2015, and (ii) the unaudited consolidated net income statement of the Borrower, dated as of March 31, 2015.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary that, together with its Subsidiaries on a consolidated basis, during (or, in the case of assets, as of the last day of) the twelve months preceding such date of determination accounts for (or to which may be attributed) 2.5% or less of the net income or assets (determined on a consolidated basis) of the Borrower and its Subsidiaries during (or, in the case of assets, as of the last day of) such twelve month period; provided that, as of any date of determination, the aggregate consolidated net income or assets for all Immaterial Subsidiaries during (or, in the case of assets, as of the last day) of the twelve months preceding such date of determination shall not exceed 5.0% of the total net income or assets of the Borrower and its Subsidiaries during (or, in the case of assets, as of the last day of) such twelve month period, and if the aggregate consolidated net income or assets for all Immaterial Subsidiaries during (or, in the case of assets, as of the last day) of such period so exceeds such threshold, then one or more of the Immaterial Subsidiaries (as determined by the Borrower) shall for all purposes of this Agreement be deemed to be Material Subsidiaries until such excess shall have been eliminated.

“Increase Effective Date” has the meaning specified in Section 2.14(c).

“Incremental Revolving Commitments” has the meaning specified in Section 2.14(a).

“Incremental Revolving Loans” has the meaning specified in Section 2.14(d).

“Incremental Term Loan Commitment” has the meaning specified in Section 2.14(a).

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, except to the extent that such instruments support Indebtedness of the type referred to in subclause (i) of the parenthetical in clause (d) of this defined term;

(c)            net obligations of such Person under any Swap Contract;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out or similar obligation that is a contingent obligation or that is not reasonably determinable as of the applicable date of determination and (iii) any earn-out or similar obligation that is not a contingent obligation and that is reasonably determinable as of the applicable date of determination to the extent that (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment therefor are in escrow);

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness of such Person and all obligations of such Person under any Permitted Receivables Facility (but excluding intercompany obligations owed by a Special Purpose Finance Subsidiary to the Borrower or any other Subsidiary in connection therewith);

(g)            all Disqualified Equity Interests in such Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)            all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  Notwithstanding the foregoing, the principal amount outstanding at any time of any Indebtedness issued with original issue discount shall be the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed incurred only as of the date of original issuance thereof.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date that is (x) one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice, or twelve months thereafter, upon (in the case of twelve months) approval of all Lenders under the applicable Facility, or (y) such other period thereafter that is twelve months or less, as requested by the Borrower and approved by all of the Lenders under the applicable Facility,

; provided that:

(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)            no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

Notwithstanding the foregoing, the initial Interest Period or Interest Periods for the Credit Extensions to be made on the Closing Date may, at the election of the Borrower, end on the last day of a calendar month, as indicated in the applicable Committed Loan Notice.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, collectively, the Letter of Credit Application relating to such Letter of Credit and all other documents, agreements and instruments entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, State and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each of (i) Scotiabank, (ii) Bank of America, N.A., JPMorgan Chase Bank, N.A. and PNC Bank, National Association, each solely with respect to their respective Existing Letters of Credit and any amendment, renewal or extension thereof, or pursuant to a separate agreement between such L/C Issuer and the Borrower and (iii) each other Lender (or an Affiliate thereof) designated by the Borrower from time to time (with the consent of such Lender or Affiliate) and reasonably acceptable to the Administrative Agent, in such Lender’s or Affiliate’s capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; provided that any L/C Issuer may agree to be an L/C Issuer with respect to up to a face amount of Letters of Credit less than the Letter of Credit Sublimit pursuant to a separate agreement between such L/C Issuer and the Borrower.

“L/C Obligations” means, at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” and “Lenders” have the meanings specified in the introductory paragraph hereto (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption) and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $250,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term A Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement and any amendment, waiver or consent under this Agreement in accordance with Section 10.01, (b) the Notes, (c) the Administrative Fee Letter and (d) each Issuer Document.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Credit Lenders, Lenders holding more than 50% of the sum of the Total Outstandings with respect to the Revolving Credit Facility (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender and not by the Letter of Credit Issuer or the Swing Line Lender for purposes of this definition) and  the aggregate unused Revolving Credit Commitments at such time and (b) in the case of the Term A Lenders, Lenders holding more than 50% of the Total Outstandings with respect to the Term A Facility at such time; provided that, in each case, the unused Revolving Credit Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority in Interest.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Material Domestic Subsidiary” means any Material Subsidiary that is organized under the Laws of the United States, any State thereof or the District of Columbia.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the date that is five years after the Closing Date and (b) with respect to the Term A Facility, the date that is five years after the Closing Date; provided, however, that, in either case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” means a Term A Note, a Revolving Credit Note or a Swing Line Note, as the context may require.

“Notes Refinancing” has the meaning specified in the Preliminary Statements.

“Non-Bank Certificate” has the meaning specified in Section 3.01(e)(2)(ii)(IV).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” has the meaning specified in the definition of “Sanctions”.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term A Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof on such date after giving effect to any borrowings and prepayments or repayments of Term A Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor entity performing similar functions.

“Pension Funding” has the meaning specified in the Preliminary Statements.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower, any Subsidiary or any ERISA Affiliate or to which the Borrower, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness or other obligation of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness or other obligation so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, unless such excess is applied against and utilizes an available basket under Section 7.02, (b) if applicable, such modification, refinancing, refunding, renewal, replacement or extension (i) has a final maturity date equal to or later than the earlier of (x) 91 days after the latest maturity date of the Loans and Commitments then outstanding and (y) the final maturity date of the Indebtedness or other obligation being modified, refinanced, refunded, renewed, replaced or extended and (ii) has a Weighted Average Life to Maturity (calculated solely for the period between the date of issuance of such Indebtedness or other obligation and the latest maturity date of the Loans and Commitments then outstanding) equal to or greater than the Weighted Average Life to Maturity of the Indebtedness or other obligation being modified, refinanced, refunded, renewed, replaced or extended (calculated solely for the period between the date of issuance of such Indebtedness or other obligation and the latest maturity date of the Loans and Commitments then outstanding), (c) at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Indebtedness or other obligation being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, (i) to the extent such Indebtedness or other obligation being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness or obligation being modified, refinanced, refunded, renewed, replaced or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed, replaced or extended Indebtedness or other obligation, taken as a whole, are market terms on the date such Indebtedness is incurred (as determined in good faith by the Borrower) or are not materially less favorable to the Borrower or the Lenders than the terms and conditions of the Indebtedness or other obligation being modified, refinanced, refunded, renewed, replaced or extended, taken as a whole; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or other obligation, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or other obligation or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Permitted Receivables Facility” means any one or more receivables financings of the Borrower or any Subsidiary thereof (including any Foreign Subsidiaries of the Borrower) in which the Borrower or such Subsidiary sells, conveys or otherwise contributes Permitted Securitization Transferred Assets to a Special Purpose Finance Subsidiary, which Special Purpose Finance Subsidiary then (i) sells (as determined in accordance with GAAP) any such Permitted Securitization Transferred Assets (or an interest therein) to one or more Receivables Financiers, (ii) borrows from such Receivables Financiers and secures such borrowings by a pledge of such Permitted Securitization Transferred Assets or (iii) otherwise finances its acquisition of such Permitted Securitization Transferred Assets and, in connection therewith, conveys an interest in such Permitted Securitization Transferred Assets (and possibly all of the Special Purpose Finance Subsidiary’s property and assets) to the Receivables Financiers; provided that (1) such receivables financing shall not involve any recourse to the Borrower or any of its other Subsidiaries (other than the Special Purpose Finance Subsidiary) for any reason other than (A) repurchases of non-eligible receivables and related assets, (B) customary indemnifications (which shall in no event include indemnification for credit losses on Permitted Securitization Transferred Assets sold to the Special Purpose Finance Subsidiary) and (C) a customary limited recourse guaranty by the Borrower of the obligations of any Subsidiary thereof becoming an originator under such Permitted Receivables Facility delivered in favor of the Special Purpose Finance Subsidiary, (2) the Administrative Agent shall be reasonably satisfied with the structure of and documentation for any such transaction and that the terms of such transaction, including the discount at which receivables are sold, the term of the commitment of the Receivables Financier thereunder and any termination events, shall be (in the good faith understanding of the Administrative Agent) consistent with those prevailing in the market for similar transactions involving a receivables originator/servicer of similar credit quality and a receivables pool of similar characteristics and (3) the documentation for such transaction shall not be amended or modified in any material respect without the prior written approval of the Administrative Agent, subject, in the case of any such facility under which a Foreign Subsidiary is the seller, conveyor or contributor of Permitted Securitization Transferred Assets, to variances to the foregoing that are customary under the laws and procedures of the foreign jurisdiction to which such facility is subject and that are acceptable to the Administrative Agent.

“Permitted Securitization Transferred Assets” means, with respect to the Borrower or any Subsidiary (other than a Special Purpose Finance Subsidiary), the Borrower’s or such Subsidiary’s accounts receivable, notes receivable or residuals, together with certain assets relating thereto (including any deposit accounts receiving collection on such receivables) and the right to collections thereon.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by the Borrower or any Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis” means, with respect to any calculation or determination for the Borrower for any Measurement Period, that in making such calculation or determination on the specified date of determination (the “Determination Date”):

(a)            pro forma effect will be given to any Indebtedness incurred by the Borrower or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary) (“Incurred”) after the beginning of the Measurement Period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of the Measurement Period;

(b)            pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Contract applicable to the Indebtedness) had been the applicable rate for the entire reference period;

(c)            Consolidated Interest Charges related to any Indebtedness no longer outstanding or to be repaid or redeemed on the Determination Date, except for Consolidated Interest Charges accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the Determination Date (including, for the avoidance of doubt, Permitted Receivables Facilities), will be excluded as if such Indebtedness was no longer outstanding or was repaid or redeemed on the first day of the Measurement Period; and

(d)            pro forma effect will be given to any investment, acquisition or disposition by the Borrower and its Subsidiaries of companies, divisions or lines of businesses that qualify as reportable segments or discontinued operations, as those two terms are defined by GAAP, or that exceed 15% of Consolidated EBITDA for the Measurement Period, including any investment or acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became or ceased to be a Subsidiary after the beginning of the Measurement Period, but, in the case of Consolidated Interest Charges, only to the extent that the obligations giving rise to Consolidated Interest Charges will not be obligations of the Borrower or any Subsidiary following the Determination Date, that have occurred since the beginning of the Measurement Period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the Measurement Period (including expected cost savings (without duplication of actual cost savings) to the extent (i) such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article 11 of Regulation S-X under the Securities Act of 1933 as interpreted by the Staff of the SEC, and as certified by a Responsible Officer or (ii) in the case of an acquisition, such cost savings are reasonably identifiable and factually supportable and have been realized or are reasonably expected to be realized within 365 days following such acquisition; provided that (A) the Borrower shall have delivered to the Administrative Agent a certificate of the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that such cost savings meet the requirements set forth in this clause (ii), together with reasonably detailed evidence in support thereof, and (B) if any cost savings included in any pro forma calculations based on the expectation that such cost savings will be realized within 365 days following such acquisition shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings).  To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Public Lender” has the meaning specified in Section 6.02.

“Rating Agency” means each of Moody’s and S&P.

“Receivables Financier” means one or more Persons who are not Subsidiaries or Affiliates of the Borrower and who are regularly engaged in the business of receivables securitization, which may include one or more asset-backed commercial paper conduits or commercial banks.

“Re-Domestication Requirements” means, with respect to any transaction effecting a re-domestication of the Borrower’s jurisdiction of formation referred to in Section 7.04(d), the following:

(a)            the Borrower shall have delivered to the Administrative Agent written notice of such re-domestication not less than thirty (30) days prior to the effective date thereof (or such shorter period to which the Administrative Agent may in its discretion agree), which notice shall contain an explicit description of such re-domestication, including an identification of the Person into which the Borrower would merge (the “Transaction Party”);

(b)            the Borrower shall have delivered to the Administrative Agent such additional information relating to such transaction, the structure and procedures thereof and the Transaction Party as the Administrative Agent may reasonably request;

(c)            the Transaction Party shall be newly formed specially for the purpose of such re-domestication and shall have no assets, liabilities or business other than solely incidental to the re-domestication, and shall be duly formed, validly existing and in good standing under the Laws of the United States, one of its States, the District of Columbia, or other jurisdiction approved by the Administrative Agent in its discretion and the Required Lenders;

(d)            all of the shareholders of the Borrower immediately prior to such merger or assignment shall be all of the shareholders of the Transaction Party immediately after such merger or assignment (except for variances therefrom, if any, arising from fractional shares);

(e)            the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that by operation of law or contract, immediately after such merger or assignment, the Transaction Party shall accede to and assume all of the indebtedness, liabilities and other obligations of the Borrower under and pursuant to this Agreement and each of the other Loan Documents;

(f)            the Borrower and the Transaction Party shall have executed and delivered to the Administrative Agent and the Lenders such confirmations, joinders, assumptions and other agreements as the Administrative Agent may reasonably require to confirm such indebtedness, liabilities and obligations of the Transaction Party; and

(g)            the Administrative Agent and the Lenders shall have received such opinions of counsel, documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence, good standing and authorization of the Transaction Party, the validity and enforceability of such indebtedness, liabilities and other obligations against the Transaction Party, the incumbency of officers executing Loan Documents on behalf of the Transaction Party, and such other matters relating to the Borrower, the Transaction Party, its subsidiaries, the Loan Documents or the re-domestication transaction as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

“Refinancing” has the meaning specified in the Preliminary Statements.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating of any Hazardous Material into or through the Environment, or into, from or through any building, facility or structure.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term A Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender and not by the Letter of Credit Issuer or the Swing Line Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, vice president or manager of debt of the Borrower.  Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The term “Revolving Credit Commitment” will be deemed to include Incremental Revolving Commitments in the event of the creation of an Incremental Revolving Commitment pursuant to Section 2.14.  As of the Closing Date, the aggregate principal amount of the Revolving Credit Commitments is $1,200,000,000.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit B-2.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (which, at the time of this Agreement, include Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state where the Borrower maintains manufacturing facilities or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state where the Borrower maintains manufacturing facilities or Her Majesty’s Treasury of the United Kingdom.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., and any successor thereto.

“Scotiabank” means The Bank of Nova Scotia and its successors.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date, and after giving effect to any right of contribution, indemnification, reimbursement or similar right from or with the Borrower, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that then meets the criteria for recognition contained in Accounting Standard Codification 450 (formerly Statement of Financial Accounting Standards No. 5).

“Special Purpose Finance Subsidiary” means any Subsidiary created solely for the purposes of, and whose sole activities shall consist of, acquiring and financing Permitted Securitization Transferred Assets pursuant to a Permitted Receivables Facility, and any other activity incidental thereto.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.  The term “Subsidiary” shall not include Unrestricted Subsidiaries designated in compliance with Section 6.15 until re-designated as a Subsidiary in compliance therewith, except for purposes of Sections 5.09, 5.11, 5.12, 5.16, 5.24 and 5.25.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Scotiabank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Note” means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit B-3.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Revolving Credit Facility.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

 “Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  As of the Closing Date, the aggregate principal amount of the Term A Commitments is $1,100,000,000.

“Term A Facility” means, at any time, the aggregate principal amount of the Term A Commitments and the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means, at any time, any Lender that holds a Term A Commitment or Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term A Note” means a promissory note made by the Borrower in favor of a Term A Lender evidencing Term A Loans made by such Term A Lender, substantially in the form of Exhibit B‑1.

“Threshold Amount” means $100,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

 “Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, L/C Obligations and Swing Line Loans.

“Transactions” has the meaning specified in the Preliminary Statements.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary listed on Schedule 1.01, (ii) any Subsidiary designated by a Responsible Officer as an Unrestricted Subsidiary in accordance with Section 6.15 subsequent to the Closing Date and (iii) each Subsidiary of an Unrestricted Subsidiary.

“USA Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended, and all regulations thereunder.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or other obligation at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness or other obligation.

“Withholding Agent” means the Borrower, the Administrative Agent and any other withholding agent within the meaning of Treasury Regulation § 1.1441-7.

1.02         Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)            When used herein, the phrase “to the knowledge of” (or words of similar import), when applied to the Borrower, shall mean the actual knowledge of any Responsible Officer thereof or such knowledge that a Responsible Officer should have in the carrying out of his or her duties with ordinary care.

(e)            For purposes of determining the applicable Tier of the grid in clause (a) of the definition of the term “Applicable Rate,” the “highest” Tier is Tier I and the “lowest” Tier is Tier V.

1.03            Accounting Terms.

(a)            Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)            Changes in GAAP.  If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or application thereof, as the case may be (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein or application thereof, as the case may be and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or application thereof, as the case may be.  Anything in this Agreement to the contrary notwithstanding, no effect shall be given to any change in GAAP arising out of a change described in the Accounting Standard Update Exposure Drafts related to Leases, Revenue Recognition and Financial Instruments or any other substantially similar pronouncement.

1.04         Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06         Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, upon satisfaction of any and all conditions precedent to such automatic increase, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07         Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        The Loans.

(a)            The Term A Borrowing.  Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount in Dollars not to exceed such Term A Lender’s Term A Commitment.   Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term A Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)            The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans in Dollars (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment;  provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)            Each Term A Borrowing, each Revolving Credit Borrowing, each conversion of Term A Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) 1:00 p.m. on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided that, in each case, a Borrowing consisting of Eurodollar Rate Loans that results from a continuation of an outstanding Borrowing consisting of Eurodollar Rate Loans may be in an aggregate principal amount that is equal to such outstanding Borrowing.  Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $300,000 or a whole multiple of $100,000 in excess thereof; provided that, in each case, a Base Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the applicable Commitment.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term A Borrowing, a Revolving Credit Borrowing, a conversion of Term A Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term A Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term A Loans or Revolving Credit Loans shall be made as Base Rate Loans or, in the case of an outstanding Eurodollar Rate Loan, shall be continued as a Eurodollar Rate Loan with an Interest Period of the same duration as the expiring Interest Period.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term A Loans or Revolving Credit Loans, as the case may be, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Term A Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable Committed Loan Notice; provided that in the case of a Term A Borrowing or a Revolving Credit Borrowing on the Closing Date, each Appropriate Lender shall make the amount of its Loan available in immediately available funds at the Administrative Agent’s Office not later than one hour after the Administrative Agent provides notice of the satisfaction of the conditions to the initial funding on the Closing Date.  Upon satisfaction (or waiver in accordance with Section 10.01) of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Scotiabank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)            Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  If an Event of Default has occurred and is continuing, no Loans of any Class may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of a Majority in Interest of the Lenders of such Class.

(d)            The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Scotiabank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)            After giving effect to all Term A Borrowings, all conversions of Term A Loans from one Type to the other, and all continuations of Term A Loans as the same Type, there shall not be more than six Interest Periods in effect in respect of the Term A Facility.  After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other and all continuations of Revolving Credit Loans as the same Type, there shall not be more than six Interest Periods in effect in respect of the Revolving Credit Facility.

2.03        Letters of Credit.

(a)            The Letter of Credit Commitment.

(i)              Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries (other than a Special Purpose Finance Subsidiary), and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s and its Subsidiaries’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower and its Subsidiaries may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)            No L/C Issuer shall issue any Letter of Credit if:

(A)            subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless a Majority in Interest of the Revolving Credit Lenders have approved such expiry date; or

(B)            the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii)            No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)            the issuance of such Letter of Credit would violate in any material respect one or more policies of such L/C Issuer applicable to letters of credit generally and customary for issuers of letters of credit;

(C)            except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $10,000;

(D)            such Letter of Credit is to be denominated in a currency other than Dollars;

(E)            such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)            (x) a default of any Lender’s obligations to fund under Section 2.03(c) exists or (y) any Revolving Credit Lender is at such time a Defaulting Lender hereunder, in each case unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or reasonably determined potential Fronting Exposure (after giving effect to Sections 2.15(a)(iv) and 2.15(a)(v)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or reasonably determined potential Fronting Exposure.

(iv)            No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)            Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b)            Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)              Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may reasonably request.

(ii)            Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)            If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time, to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)            Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v)            For so long as any Letter of Credit issued by an L/C Issuer other than Scotiabank is outstanding, such L/C Issuer shall deliver to the Administrative Agent on the last Business Day of each calendar month, and on each date that an L/C Credit Extension occurs with respect to any such Letter of Credit, a report in the form of Exhibit F hereto, appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

(c)            Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount in Dollars equal to the amount of such drawing; provided that, if notice of such drawing is not provided to the Borrower prior to 9:00 a.m. on the Honor Date, then the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the next succeeding Business Day and such extension of time shall be reflected in computing fees in respect of the applicable Letter of Credit.  If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount in Dollars of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date (or the next succeeding Business Day, as the case may be) in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)            Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan under the Revolving Credit Facility to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to such L/C Issuer.

(iii)            With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender shall make the payment set forth in Section 2.03(c)(ii) regardless of the satisfaction of the conditions set forth in Section 4.02 and such Revolving Credit Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)            Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)            Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse such L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)            If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s committed Loan included in the relevant committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of such L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)            Repayment of Participations.

(i)            At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in Dollars in the same funds as those received by the Administrative Agent.

(ii)            If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Obligations Absolute.  The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)            the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)            any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower or any Subsidiary to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower or such Subsidiary to the extent permitted by applicable Law) suffered by the Borrower or such Subsidiary that are caused by such L/C Issuer’s gross negligence or willful misconduct.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)              Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuers shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or a Majority in Interest of the Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties or any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)            Cash Collateral.  Upon the request of any L/C Issuer, (i) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) if, after the issuance of any Letter of Credit, any Revolving Credit Lender becomes a Defaulting Lender or (iii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, then the Borrower shall, in each case, as promptly as practicable (and in any event within two Business Days) Cash Collateralize, as applicable, in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender), (A) the then Outstanding Amount of all L/C Obligations or (B) in the case of clause (ii) above, the Applicable Revolving Credit Percentage of such Defaulting Lender of the then Outstanding Amount of all L/C Obligations, or, in the case of clause (iii), provide a back-to-back letter of credit in a face amount at least equal to the then undrawn amount of such L/C Obligation from an issuer and in form and substance reasonably satisfactory to the applicable L/C Issuer.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  The Borrower hereby grants to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Scotiabank.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer.  To the extent that, at any time, the amount of Cash Collateral exceeds the aggregate Outstanding Amount of all L/C Obligations at such time and so long as no Event of Default has occurred and is continuing, the excess shall be promptly refunded to the Borrower.

(h)            Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(i)              Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Revolving Credit Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Majority in Interest of the Revolving Credit Lenders, while any Event of Default pursuant to Section 8.01(a) exists, all overdue Letter of Credit Fees shall accrue at the Default Rate.

(j)              Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the respective L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer, at a rate separately agreed to between the Borrower and such L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to such L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)            Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)              Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04         Swing Line Loans.

(a)            The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees it may, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, in its sole discretion make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that the Swing Line Lender shall be under no obligation to make Swing Line Loans at any time if any Lender is at such time a Defaulting Lender hereunder (unless that Defaulting Lender’s participation in the Swing Line Loan would be reallocated, in full, to non-Defaulting Lenders in accordance with Section 2.15(a)(iv)); provided, further, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the principal amount of such Swing Line Loan.

(b)            Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date or such later time on the requested borrowing date as may be approved by the Swing Line Lender in its sole discretion, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)            Refinancing of Swing Line Loans.  (i)  The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)             If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender shall make the payment set forth in Section 2.04(c)(i) regardless of the satisfaction of the conditions set forth in Section 4.02 and such Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)            If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)            Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)            Repayment of Participations.  (i)  At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)             If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)             Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f)             Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05         Prepayments.

(a)            Optional.

(i)            The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term A Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $300,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment with respect to each Class of Loans to be prepaid and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of any facility or instrument refinancing all or a portion of the outstanding Term A Loans or Revolving Credit Loans and Revolving Credit Commitments or upon the consummation of an acquisition transaction, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(ii)            Each prepayment of the outstanding Term A Loans pursuant to Section 2.05(a)(i) shall be applied to the then remaining principal repayment installments of the Term A Facility as the Borrower directs, and each prepayment of Term A Loans and Revolving Credit Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(iii)            The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)            Mandatory.

(i)            If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, L/C Borrowings and Swing Line Loans and/or Cash Collateralize such L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(ii)            Prepayments of the Revolving Credit Facility made pursuant to clause (i) of this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower) to reimburse the applicable L/C Issuer or the Revolving Credit Lenders, as applicable.

2.06        Termination or Reduction of Commitments.

(a)            Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.  A notice of termination or reduction of the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit delivered by the Borrower may state that such notice is conditioned upon the effectiveness of any facility or instrument refinancing all or a portion of the outstanding Term A Loans or Revolving Credit Commitments or upon the consummation of an acquisition transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)            Mandatory.

 (i)      The aggregate Term A Commitments shall be automatically and permanently reduced to zero at the close of business on the Closing Date.

 (ii)      If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)            Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, the Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07         Repayment of Loans.

(a)            Term A Loans.  The Borrower shall repay to the Term A Lenders the aggregate principal amount of all Term A Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05(a)(ii)):

Date	Amount
September 30, 2015	$13,750,000
December 31, 2015	$13,750,000
March 31, 2016	$13,750,000
June 30, 2016	$13,750,000
September 30, 2016	$13,750,000
December 31, 2016	$13,750,000
March 31, 2017	$13,750,000
June 30, 2017	$13,750,000
September 30, 2017	$27,500,000
December 31, 2017	$27,500,000
March 31, 2018	$27,500,000
June 30, 2018	$27,500,000
September 30, 2018	$27,500,000
December 31, 2018	$27,500,000
March 31, 2019	$27,500,000
June 30, 2019	$27,500,000
September 30, 2019	$55,000,000
December 31, 2019	$55,000,000
March 31, 2020	$55,000,000
Term A Facility Maturity Date	$605,000,000

provided, however, that the final principal repayment installment of the Term A Loans shall be repaid on the Maturity Date for the Term A Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date.

(b)            Revolving Credit Loans.  The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c)            Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

2.08         Interest.

(a)            Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b)            (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)            If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c)            Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09        Fees.  In addition to certain fees described in Sections 2.03(i) and (j):

(a)            Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b)            Other Fees.

(i)              The Borrower shall pay to the Administrative Agent and each Arranger for their own respective accounts, fees as separately agreed among the Borrower and the Administrative Agent or such Arranger, as the case may be.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)            The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)            All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)            If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders reasonably determine that (i) the Consolidated Gross Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Gross Leverage Ratio would have resulted in higher pricing for such period, then the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11        Evidence of Debt.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)            In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12        Payments Generally; Administrative Agent’s Clawback.

(a)            General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)            (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing of Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)            Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term A Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)            Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13       Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of such Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of such Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of such Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of such Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of such Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders in respect of such Facility ratably in accordance with the aggregate amount of Obligations in respect of such Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(a)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)            the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply) or (C) Cash Collateral or other security given by the Borrower or any Lender to the L/C Issuer pursuant to this Agreement.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14        Increase in Facility.

(a)            Request for Increase.  Upon notice to the Administrative Agent, the Borrower may at any time and from time to time request (x) an increase in the Revolving Credit Facility by an amount (for all such requests, together with all requests pursuant to clause (y) below) not exceeding $500,000,000 (the “Incremental Revolving Commitments”); provided that any such request for an increase shall be in a minimum amount of $5,000,000, and/or (y) an increase in the Term A Facility (each, an “Incremental Term Loan Commitment” and the loans made pursuant thereto, the “Incremental Term Loans”) by an amount (for all such requests, together with all requests pursuant to clause (x) above) not exceeding $500,000,000; provided that any such request for an increase shall be in a minimum amount of $5,000,000.

(b)            Additional Lenders.  Each request for increase pursuant to Section 2.14(a) shall specify the identity of each Eligible Assignee to whom the Borrower proposes any portion of such increased Incremental Revolving Commitments or such increased Incremental Term Loan Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased Incremental Revolving Commitments or the increased Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide such increased Incremental Revolving Commitments or such increased Incremental Term Loan Commitments.  Any such allocation to an Eligible Assignee shall be subject to the approval of the Administrative Agent and (solely with respect to an Incremental Revolving Commitment) each L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld).

(c)            Effective Date and Allocations.  If the Revolving Credit Facility or Term A Loan Facility is increased in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase or creation.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase or creation and the Increase Effective Date.

(d)            Conditions to Effectiveness of Increase.  As a condition precedent to such increase, (w) the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase or creation, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects, as the case may be) as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) no Default or Event of Default has occurred and is continuing or will result from such increase and the use of proceeds thereof and (C) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such increase and the use of proceeds thereof, with the financial covenants set forth in Section 7.11 for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01 (with respect to Incremental Revolving Commitments, assuming a full borrowing of the Incremental Revolving Loans thereunder), (x) to the extent that the increase of the Commitments shall take the form of Incremental Revolving Commitments, the terms and provisions of Loans made pursuant to such Incremental Revolving Commitments (the “Incremental Revolving Loans”) shall be identical to the Revolving Credit Loans and (y) to the extent that the increase of the Commitments shall take the form of an increase of the Term A Facility, the terms and provisions of the Incremental Term Loans made pursuant to such Incremental Term Loan Commitments shall be identical to the Loans of the Term A Facility.  Unless otherwise specifically provided herein, all references in the Loan Documents to Revolving Credit Loans or Term A Loans shall be deemed to include references to Incremental Revolving Loans and Incremental Term Loans, as applicable, and all references to Loans shall be deemed to include references to Incremental Revolving Loans and Incremental Term Loans, in each case, made pursuant to any Incremental Revolving Commitments and Incremental Term Loan Commitments, respectively, made under this Section 2.14.  With respect to the Incremental Revolving Commitments, the Borrower shall prepay any Base Rate Loans outstanding on any Increase Effective Date and all Eurodollar Rate Loans at the earlier of the end of the then current Interest Period with respect thereto or the occurrence of an Event of Default (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section 2.14.  With respect to the Incremental Revolving Commitments, on any Increase Effective Date, each Revolving Credit Lender that increased its Revolving Credit Commitment pursuant to this Section 2.14 and each Revolving Credit Lender that became a Revolving Credit Lender in connection with this Section 2.14 (i) will be deemed to have purchased a participation in each then outstanding Eurodollar Rate Loan that remains unpaid and Letter of Credit equal to its Applicable Revolving Credit Percentage of such Revolving Credit Loan or Letter of Credit and the participation of each other Revolving Credit Lender in such Letter of Credit shall be adjusted accordingly and (ii) will acquire (and will pay to the Administrative Agent, for the account of each Revolving Credit Lender, in immediately available funds, an amount equal to) its Applicable Revolving Credit Percentage of all Unreimbursed Amounts, including all L/C Borrowings.  Incremental Revolving Commitments and Incremental Term Loan Commitments shall be evidenced by a joinder agreement satisfactory to the Administrative Agent and the Borrower.  Notwithstanding any other provision of any Loan Document, the Loan Documents may be amended by the Administrative Agent and the Borrower (which amendment shall not require the consent of any Lender, other than any Lender participating in the applicable Incremental Revolving Commitments or Incremental Term Loan Commitments, as the case may be) in order to make any modifications, if necessary, to provide for Incremental Revolving Commitments and Incremental Term Loan Commitments and loans thereunder, including, for the avoidance of doubt, modifications to the amortization schedule to reflect any increase in the Term A Facility.  Any upfront fees, arrangement fees or other similar fees for any Incremental Revolving Commitments or Incremental Term Loan Commitments shall be as agreed between the Borrower and the applicable lenders providing such Incremental Revolving Commitments or Incremental Term Loan Commitments.

(e)            Conflicting Provisions.  This Section 2.14 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.15        Defaulting Lenders.

(a)            Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)             Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)            Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent under this Agreement for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of that Defaulting Lender to fund Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.03(g); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.15(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.  Promptly (x) upon a Lender ceasing to be a Defaulting Lender in accordance with Section 2.15(b) or (y) following termination of this Agreement (including the termination of all Letters of Credit issued hereunder) and the payment of all amounts owed under this Agreement (other than unasserted contingent obligations which by their terms survive the termination of this Agreement), all remaining amounts, if any, held in a deposit account pursuant to this Section 2.15(a) shall be returned to such Lender or Defaulting Lender, as applicable.

(iii)           Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.10(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03.

(iv)           Reallocation of Applicable Revolving Credit Percentages to Reduce Fronting Exposure.  All or any part of that Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to that Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage (calculated without regard to that Defaulting Lender’s Commitments) of the Outstanding Amount of all L/C Obligations and Swing Line Loans to exceed such Lender’s Revolving Credit Commitment; provided that each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v)            Cash Collateral; Repayment of Swing Line Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure with respect to such Defaulting Lender; provided that such prepayment shall be applied to reduce such Defaulting Lender’s participation in such Swing Line Loans and shall not reduce any non-Defaulting Lender’s participation in such Swing Line Loans, and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.03(g).

(b)            Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable  Percentages of the applicable Facility (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.16        Extended Loans and Commitments.

(a)            The Borrower may at any time and from time to time request that all or any portion of the Loans and Commitments of any Class (an “Existing Class”) be converted to extend the final maturity date of such Loans and Commitments (any such Loans which have been so converted, “Extended Maturity Loans” and any such Commitments which have been so converted, “Extended Maturity Commitments”) and to provide for other terms consistent with this Section 2.16; provided that there may be no more than eight different tranches in the aggregate for all Loans and Commitments under this Agreement without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).  In order to establish any Extended Maturity Loans and/or Extended Maturity Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Class) (an “Extension Request”) setting forth the proposed terms of the Extended Maturity Loans and/or Extended Maturity Commitments, as applicable, to be established, which shall be substantially identical to the Loans under the Existing Class from which such Extended Maturity Loans and/or Extended Maturity Commitments, as applicable, are to be converted, except that:

(i)              all or any of the scheduled amortization payments of principal of the Extended Maturity Loans and/or Extended Maturity Commitments (including the maturity date) may be delayed to later dates than the scheduled amortization payments of principal of the Loans and/or Commitments (including the maturity date) of such Existing Class to the extent provided in the applicable Extension Amendment;

(ii)            the Applicable Rate with respect to the Extended Maturity Loans and/or Extended Maturity Commitments may be different than the Applicable Rate for the Loans and/or Commitments of such Existing Class, in each case, to the extent provided in the applicable Extension Amendment;

(iii)           the Extension Amendment may provide for amendments to the covenants that apply solely to such Extended Maturity Loans and/or Extended Maturity Commitments; provided that such amended covenants may be no more restrictive in the aggregate than the covenants applicable to the applicable Existing Class under this Agreement after giving effect to the Extension Amendment; and

(iv)           the Extension Amendment may provide that optional and mandatory prepayments pursuant to Section 2.05 be directed to prepay, at the Borrower’s option, first, the applicable Existing Class and, second, the Extended Maturity Loans.

Any Extended Maturity Loans and/or Extended Maturity Commitments converted pursuant to any Extension Request shall be designated a Class of Extended Maturity Loans and/or Extended Maturity Commitments for all purposes of this Agreement; provided that any Extended Maturity Loans and/or Extended Maturity Commitments converted from an Existing Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Class.

(b)            The Borrower shall provide the applicable Extension Request at least five Business Days prior to the date on which Lenders under the Existing Class are requested to respond.  No Lender shall have any obligation to agree to have any of its Loans and/or Commitments of any Existing Class converted into Extended Maturity Loans and/or Extended Maturity Commitments pursuant to any Extension Request.  Any Lender wishing to have all or any portion of its Loans and/or Commitments under such Existing Class subject to such Extension Request converted into Extended Maturity Loans and/or Extended Maturity Commitments, as applicable (such Lender, an “Extending Lender”), shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans and/or Commitments under the Existing Class which it has elected to request be converted into Extended Maturity Loans and/or Extended Maturity Commitments (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent); provided that for any Extension Request, the Borrower may establish a maximum amount for such Extended Maturity Loans and/or Extended Maturity Commitments (an “Extension Maximum Amount”).  In the event that the aggregate amount of Loans and/or Commitments under the Existing Class subject to Extension Elections exceeds the Extension Maximum Amount, then each Extending Lender’s amount of consented Loans and/or Commitments subject to an Extension Election shall be reduced on a pro rata basis such that the total amount of Extended Maturity Loans and/or Extended Maturity Commitments shall equal the Extension Maximum Amount.

(c)            Extended Maturity Loans and/or Extended Maturity Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender, which shall be consistent with the provisions set forth in paragraph (a) and (b) above (but which shall not require the consent of any other Lender other than the Extending Lenders (including any changes contemplated by Section 10.01(f)), and which shall, in the case of Extended Maturity Commitments in respect of the Revolving Credit Facility, make appropriate modifications to this Agreement (including to the definitions of “Availability Period,” “Revolving Credit Commitment,” “Fronting Exposure” and “Applicable Revolving Credit Percentage,” and to Sections 2.03 and 2.04) to provide for issuance of Letters of Credit and the extension of Swing Line Loans based on such Extended Maturity Commitments and make any additional modifications, if necessary, to provide for terms applicable to Extended Maturity Commitments and Extended Maturity Loans thereunder.  Only Extending Lenders will have their Loans and/or Commitments converted into Extended Maturity Loans and/or Extended Maturity Commitments and, at the Borrower’s discretion, only Extending Lenders will be entitled to any increase in pricing or fees in connection with the Extension Amendment.  Each Extension Amendment shall be binding on the Lenders, the Borrower and the other parties hereto.

(d)            In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Maturity Loans and/or Extended Maturity Commitments, in each case to a given Extending Lender, was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Extending Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”), which Corrective Extension Amendment shall (i) provide for the conversion and extension of Loans and/or Commitments, as the case may be, under the Existing Class in such amount as is required to cause such Extending Lender to hold Extended Maturity Loans and/or Extended Maturity Commitments, as the case may be, of the applicable Class into which such other Loans and/or Commitments, as the case may be, were initially converted, in the amount such Extending Lender would have held had such administrative error not occurred and had such Extending Lender received the minimum allocation of the applicable Loans and/or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Extending Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.16(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the first sentence of Section 2.16(c).

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)            Payments Free of Certain Taxes; Obligation to Withhold; Payments on Account of Certain Taxes.

(1)            Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the applicable Withholding Agent to withhold or deduct any Tax from or with respect to any such payment, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Withholding Agent upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(2)            If the applicable Withholding Agent shall be required by applicable Laws to withhold or deduct any Taxes, then (A) such Withholding Agent shall withhold or make such deductions as are determined by such Withholding Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (C) to the extent that such withholding or deduction is made on account of Indemnified Taxes imposed on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document or on account of Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made; provided, however, that in the case of a Withholding Agent that is not the Borrower or the Administrative Agent, the amount payable under this clause (C) shall not exceed the amount that would have been required to be paid had the Borrower or the Administrative Agent been the applicable Withholding Agent.

(b)            Payment of Other Taxes by the Borrower.  Without limiting the provisions of Section 3.01(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)            Tax Indemnifications.

(1)            Without limiting the provisions of subsection (a) or (b) above, the Borrower shall indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, to the extent imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document or otherwise with respect to any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(2)            Without limiting the provisions of subsection (a) or (b) above, each Lender and each L/C Issuer, severally and not jointly, shall indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Excluded Taxes attributable to such Lender or such L/C Issuer (as the case may be) that are payable by the Borrower or the Administrative Agent (and any reasonable expenses arising therefrom or related thereto) as a result of the failure by such Lender or such L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to Section 3.01(e), whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each Lender and each L/C Issuer hereby authorizes the Administrative Agent or the Borrower, as the case may be, to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent or the Borrower, as the case may be, under this clause (2).  The agreements in this clause (2) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all Obligations.

(d)            Evidence of Payments.  After any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent for the benefit of the relevant Lender or applicable L/C Issuer or the Administrative Agent, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Status of Lenders; Tax Documentation.

(1)            Each Lender and L/C Issuer shall deliver to the Borrower and to the Administrative Agent, when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to withholding, (B) if applicable, the required rate of withholding or deduction, (C) such Lender’s, L/C Issuer’s or Administrative Agent’s entitlement to any available exemption from, or reduction of, applicable withholding in respect of any payments to be made to such Lender, L/C Issuer or Administrative Agent by the Borrower pursuant to this Agreement or any other Loan Document and (D) whether or not such Lender, L/C Issuer or Administrative Agent is subject to backup withholding or information reporting requirements or otherwise to establish such Lender’s, L/C Issuer’s or Administrative Agent’s status for withholding tax purposes in any applicable jurisdiction.

(2)            Without limiting the generality of the foregoing,

(i)                each Lender and each L/C Issuer that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (in such number of signed originals as shall be reasonably requested by the recipient), on or prior to the date on which such “United States person” became a Lender or an L/C Issuer under this Agreement, Internal Revenue Service Form W-9; and

(ii)          each Foreign Lender and each L/C Issuer that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding Tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of signed originals as shall be requested by the recipient), on or prior to the date on which such Foreign Lender or L/C Issuer becomes a Lender or an L/C Issuer under this Agreement, whichever of the following is applicable:

(I)            in the case of a Foreign Lender and any L/C Issuer claiming the benefits of an income tax treaty to which the United States is a party, an IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to such tax treaty,

(II)            in the case of a Foreign Lender and any L/C Issuer for whom any payments under this Agreement constitute income that is effectively connected with such Lender’s or L/C Issuer’s conduct of a trade or business in the United States, IRS Form W-8ECI (or successor thereto),

(III)            in the case of a Foreign Lender and any L/C Issuer that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender), (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (i) and (ii) (I), (II), (IV) and (V) of this paragraph (e)(2) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender or an L/C Issuer; provided, however, that if such Lender or such L/C Issuer is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender or such L/C Issuer may provide a Non-Bank Certificate (as described below) on behalf of such partners,

(IV)            in the case of a Foreign Lender or L/C Issuer claiming the benefits of the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, (x) a certificate (substantially in the form of Exhibit G (a “Non-Bank Certificate”)) to the effect that such Foreign Lender or L/C Issuer is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments are effectively connected with a U.S. trade or business, and (y) IRS Form W-8BEN or IRS Form W-8BEN-E,

(V)            any other form prescribed by applicable Laws or such other evidence satisfactory to the Borrower as a basis for claiming any available exemption from or reduction in withholding Tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made, or

(VI)            if a payment made to a Foreign Lender or any L/C Issuer would be subject to U.S. Federal withholding Tax imposed by FATCA if such Foreign Lender or such L/C Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Foreign Lender or such L/C Issuer shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower and the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine whether Foreign Lender or such L/C Issuer has complied with such Foreign Lender’s or such L/C Issuer’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (VI), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(VII)            Notwithstanding anything to the contrary in this Section 3.01(e)(2), in no event will any Lender or L/C Issuer be required to provide any documentation such Lender or L/C Issuer is legally ineligible to deliver.

(3)            Each Lender, L/C Issuer and Administrative Agent shall promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any previously delivered form or documentation or any claimed exemption or reduction and provide updated documentation (or promptly notify Borrower and the Administrative Agent of its legal ineligibility to do so).  Each Lender, L/C Issuer or Administrative Agent that has previously delivered any documentation required herein shall, upon the reasonable request of the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent additional copies of such form (or successor thereto) on or before the date such form expires or becomes obsolete or promptly notify Borrower and the Administrative Agent of its legal ineligibility to do so.

(4)            The Administrative Agent shall deliver to the Borrower, when reasonably requested by the Borrower, a properly completed and executed applicable IRS form to permit the Borrower to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to U.S. Federal withholding Tax, (B) if applicable, the required rate of withholding or deduction of such Tax, and (C) the Administrative Agent’s entitlement to any available exemption from, or reduction of, U.S. Federal withholding Tax in respect of any payments to be made to the Administrative Agent by the Borrower pursuant to this Agreement or any other Loan Document.

(5)            Each Lender and L/C Issuer hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender or L/C Issuer to the Administrative Agent pursuant to this Section 3.01(e).

(f)            Treatment of Certain Refunds.  If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund (in cash or applied as an offset against another cash Tax liability) of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest, additions to Tax or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority and delivers to the Borrower evidence reasonably satisfactory to the Borrower of such repayment.  This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

3.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.  If the Required Lenders determine for any reason that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period, or (c) the Eurodollar Rate for any requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice; provided that any Eurodollar Rate Loan outstanding prior to such notice may remain outstanding until the end of the then-applicable Interest Period with respect thereto (without giving effect to any subsequent continuation or conversion).  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a committed Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)          subject any Lender or the L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes indemnifiable under Section 3.01, Other Taxes and Excluded Taxes); or

(iii)           impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)            Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurodollar funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)            any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)            any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits).  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.

(b)            Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07            Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and any resignation of the Administrative Agent or assignment by or replacement of a Lender.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions of Initial Credit Extension.  The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction (or waiver in accordance with Section 10.01), or substantially concurrent satisfaction, of the following conditions precedent:

(a)            The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or other customary means of electronic transmission (e.g., “pdf”)  (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Arrangers:

 (i)            executed counterparts of this Agreement, dated as of the Closing Date, in such number as reasonably requested by the Administrative Agent;

 (ii)            a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)            certificate of the secretary or assistant secretary of the Borrower, dated as of the Closing Date, certifying (A) that attached thereto is a true and complete copy of each current Organization Document of the Borrower certified (to the extent applicable) as of a recent date by the Secretary of State of the Commonwealth of Kentucky, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or other governing body) of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended (except as attached thereto) and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (iii));

(iv)            a certificate as to the good standing or equivalent of the Borrower (in so-called “long-form” if available) as of a recent date, from the Secretary of State of the Commonwealth of Kentucky;

(v)            a favorable opinion of (A) Cravath, Swaine & Moore LLP, special New York counsel to the Borrower, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit E-1 with such changes thereto, and with respect to such other matters concerning the Borrower and the Loan Documents, as the Arrangers may reasonably request and (B) in-house counsel to the Borrower, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit E-2 with such changes thereto, and with respect to such other matters concerning the Borrower and the Loan Documents, as the Arrangers may reasonably request;

(vi)            a favorable opinion of Wyatt, Tarrant & Combs LLP, special Kentucky counsel to the Borrower, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit E-3 with such changes thereto, and with respect to such other matters concerning the Borrower or the Loan Documents, as the Arrangers may reasonably request;

(vii)            a certificate signed by a Responsible Officer certifying that the conditions specified in Sections 4.01(d) and (f) and Section 4.02(a) have been satisfied; and

(viii)            a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to the Existing Credit Agreement having been, or concurrently with the Closing Date being, terminated.

(b)            (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)            The Borrower shall have paid all reasonable out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least three Business Days prior to the Closing Date.

(d)            After giving effect to the Transactions, the Subsidiaries shall have outstanding no Indebtedness for borrowed money (excluding intercompany Indebtedness permitted by Section 7.02) or preferred stock other than Indebtedness for borrowed money listed on Schedule 7.02.

(e)            The Administrative Agent and Lenders shall have received at least three business days prior to the Closing Date all documentation and other information about the Borrower as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent or Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(f)            All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained or waived (if applicable), and all applicable waiting periods and appeal periods shall have expired.

(g)            The Refinancing  shall have occurred (or shall occur substantially concurrently with the Closing Date).

(h)            There shall not have been any material adverse change in the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, since September 30, 2014.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

4.02            Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans), including on the Closing Date, is subject to the following conditions precedent:

(a)            The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)            No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)            The Administrative Agent, the applicable L/C Issuer or the Swing Line Lender, as the case may be, shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01            Existence, Qualification and Power.  The Borrower and each of its Material Subsidiaries (a) is duly organized or formed, legally and validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) in the case of the Borrower, execute, deliver and perform its obligations under the Loan Documents and consummate the Transactions, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02            Authorization; No Contravention.  As of the Closing Date, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document, as applicable, has been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation under a material contract to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate, in any material respect, any applicable Law, except with respect to any conflict, breach, contravention or payment (but not creation of Liens) referred to in clause (b) to the extent that such conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect.

5.03            Governmental Authorization; Other Consents.  On and after the Closing Date, except as already obtained, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person will be necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, or for the consummation of the Transactions or (b) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents, except for those approvals, consents, exemptions, authorizations, actions, notices or filings the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, all applicable waiting periods in connection with the Transactions have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transactions or the rights of the Borrower or its Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

5.04            Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.05            Financial Statements; No Material Adverse Effect.

(a)            The Audited Financial Statements of the Borrower (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries, as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)            The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (y) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (x) and (y), to the absence of footnotes and to normal year-end audit adjustments.

(c)            Since September 30, 2014, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06            Litigation.  Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transactions, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

5.07            No Default.  Neither the Borrower nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08            Ownership of Property; Liens; Investments.

(a)            The Borrower and each of its Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            The property of the Borrower and each of its Material Domestic Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09            Environmental Matters.  Except as set forth on Schedule 5.09 or except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i)            the Borrower and its Subsidiaries and their businesses, operations, facilities and properties are in compliance with, and the Borrower and its Subsidiaries have no liability under, any Environmental Laws;

(ii)            the Borrower and its Subsidiaries have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their facilities and properties, under Environmental Laws, and all such Environmental Permits are valid and in good standing;

(iii)            (A) there has been no Release or, to the knowledge of the Borrower, threatened Release of Hazardous Materials on, at, under or from any property or facility presently owned, leased or operated by the Borrower and its Subsidiaries during the period of time when such property or facility was owned, leased or operated by the Borrower and its Subsidiaries, that could reasonably be expected to result in liability of the Borrower or any Subsidiary under, or noncompliance by the Borrower or any Subsidiary with, any Environmental Law and (B) to the knowledge of the Borrower’s vice president for environmental health and safety (or equivalent successor officer otherwise named who is responsible for oversight of environmental matters) and of the Borrower’s employees who report directly to such vice president, there has been no Release or threatened Release of Hazardous Materials on, at, under or from any property or facility owned, leased or operated by the Borrower and its Subsidiaries during the period of time before such property or facility was owned, leased or operated by the Borrower and its Subsidiaries, that could reasonably be expected to result in liability of the Borrower or any Subsidiary under, or noncompliance by the Borrower or any Subsidiary with, any Environmental Law;

(iv)            there is no claim, notice, suit, action, complaint, demand or proceeding pending or, to the knowledge of the Borrower, threatened, against the Borrower or its Subsidiaries alleging actual or potential liability under or violation of any Environmental Law (an “Environmental Claim”), and, to the knowledge of the Borrower, there are no actions, activities, occurrences, conditions, or incidents that would reasonably be expected to form the basis of such an Environmental Claim;

(v)            neither the Borrower nor any of its Subsidiaries is currently obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any Environmental Permit, order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of them is conducting or financing, in whole or in part, any investigation, response or other corrective action pursuant to any Environmental Law at any facility or location; and

(vi)            except as permitted pursuant to Section 7.01, no Lien has been recorded or, to the knowledge of the Borrower, threatened, under any Environmental Law with respect to any property or other assets currently owned by the Borrower or any of its Material Domestic Subsidiaries.

5.10            Insurance.  The properties of the Borrower and its Material Subsidiaries are insured with (i) financially sound and reputable insurance companies and (ii) insurance companies that are not Affiliates of the Borrower (other than Ashmont Insurance Company, Inc., which is an Affiliate of the Borrower, the Subsidiaries of Ashmont Insurance Company, Inc. and their respective successors and assigns), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Material Subsidiary operates.

5.11            Taxes.  The Borrower and each of its Subsidiaries have filed all Federal, State and other Tax returns and reports required to be filed, and have paid all Federal, State and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted, which suspend enforcement or collection of the claim in question and for which adequate reserves have been provided in accordance with GAAP, except, where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  There are no proposed Tax assessments or other Tax claims against the Borrower or any Subsidiary that would, if made, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 5.11, neither the Borrower nor any Domestic Subsidiary thereof is party to any tax sharing agreement other than any tax sharing arrangements with the Borrower.

5.12            ERISA Compliance.

(a)            Except as would not, either individually or in the aggregate, be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by or will be timely filed according to the applicable determination letter cycle with the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.

(b)            There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)            Except as would not, either individually or in the aggregate, be expected to have a Material Adverse Effect or as set forth in Schedule 5.12, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has been determined to be, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code), whose accumulated benefit obligation as determined under Accounting Standards Codification No. 715 is greater than or equal to $30,000,000; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d)            Except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, with respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by the Borrower or any Subsidiary that is not subject to United States law (a “Foreign Plan”):

(i)            any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with applicable generally accepted accounting principles;

(ii)            the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii)            each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.13            Equity Interests; Charter Documents.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable.  The copy of the charter of the Borrower and each amendment thereto provided pursuant to Section 4.01(a)(iii) is a true and correct copy of such document as of the Closing Date, and is valid and in full force and effect as of the Closing Date.

5.14            Margin Regulations; Investment Company Act.

(a)            The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)            None of the Borrower, any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15            Disclosure.  No report, financial statement, certificate or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to financial estimates, projected or forecasted financial information and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation, it being understood that (a) such estimates, projections, forecasts and other forward-looking information, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by such estimates, projections, forecasts and forward-looking information may differ significantly from the projected or forecasted results and that such differences may be material and that such estimates, projections, forecasts and forward-looking information are not a guarantee of financial performance and (b) no representation or warranty is made with respect to information of a general economic or general industry nature.

5.16            Compliance with Laws.  Except as disclosed in Schedule 5.09, the Borrower and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17            Intellectual Property; Licenses, Etc.  The Borrower and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where the failure to own or possess the right to use such IP Rights or such conflicts would not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, the conduct of their respective businesses by the Borrower or any of its Subsidiaries does not infringe upon or violate any rights held by any other Person except where such infringements or violations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.18            Solvency.  After giving effect to the Transactions, the Borrower is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19            Casualty, Etc.  Neither the businesses nor the properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.20            Labor Matters.  As of the Closing Date, except as set forth on Schedule 5.20, there are no material collective bargaining agreements covering the employees of the Borrower or any of its Subsidiaries and neither the Borrower nor any Subsidiary has suffered any material strikes, walkouts, work stoppages or other labor difficulty with respect to the Borrower and all of its Subsidiaries within the last five years.  The hours worked by and payments made to employees of the Borrower or any of its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, State, local or foreign law dealing with such matters where such violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.21            Reportable Transactions.  Neither the Borrower nor any of its Subsidiaries expects to identify any of the Loans under this Agreement as a “reportable transaction” on IRS Form 8886 filed with the U.S. tax returns for purposes of Section 6011, 6111 or 6112 of the Code or the Treasury Regulations promulgated thereunder.

5.22            Designated Senior Debt.  The Obligations constitute “Designated Senior Debt” (or any other terms of similar meaning and import) under any Indebtedness subordinated in right of payment to the Obligations (to the extent the concept of “Designated Senior Debt” (or any similar concept) exists therein), or any subordinated Permitted Refinancing thereof (to the extent the concept of “Designated Senior Debt” (or any similar concept) exists therein).

5.23            USA Patriot Act.  Neither the Borrower nor any of its Subsidiaries is in violation in any material respect of any applicable laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 and the USA Patriot Act.

5.24            Anti-Money Laundering Laws.  The operations of the Borrower and its Subsidiaries are and, to the knowledge of the Borrower, have, in the past three years, been conducted  in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Borrower or any of its Subsidiaries conducts business,  the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and, as of the date hereof, no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.

5.25            Sanctions and Anti-Corruption.  Neither the Borrower nor any of its Subsidiaries, nor any of their respective officers or employees, nor, to the knowledge of the Borrower, any of their respective, directors, agents or Affiliates, is a Sanctioned Person, nor is the Borrower or any of its Subsidiaries located, organized or resident in a country or territory that is a Sanctioned Country; and the Borrower will not directly or, knowingly, indirectly use the proceeds of  the Credit Extensions hereunder to fund or facilitate, or lend, contribute or otherwise make available such proceeds to any Subsidiary to fund or facilitate or to any joint venture partner or other Person that the Borrower or any of its Subsidiaries knows will use such proceeds to fund or facilitate, (a) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject or target of Sanctions or (b) any use of such proceeds in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, L/C Issuer or otherwise) of Sanctions.  The Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, the Borrower’s directors and agents are in compliance with Sanctions in all material respects.

5.26            FCPA.  Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any of its directors, officers, employees, agents or Affiliates has, in the past five years, failed to comply with any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable Anti-Corruption Laws.  The Borrower and its Subsidiaries have instituted, maintain and enforce procedures designed to promote and ensure compliance with all applicable Anti-Corruption Laws and applicable Sanctions.

ARTICLE VI
AFFIRMATIVE COVENANTS

From and after the Closing Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding or not otherwise provided for in full in a manner reasonably satisfactory to the applicable L/C Issuer, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11 and 6.15) cause each Subsidiary to:

6.01            Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a)            promptly when available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending September 30, 2015), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)            promptly when available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending June 30, 2015), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02            Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a)            concurrently with the delivery of the financial statements referred to in Section 6.01(a), to the extent obtainable with commercially reasonable efforts, a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event (which certificate may be limited to the extent required by applicable accounting rules or guidelines);

(b)            not later than five Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(c)            promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, or any audit of any of them;

(d)            promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)            promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Borrower or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)            promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof, to the extent permitted by Law;

(g)            promptly, such additional information regarding the business, financial, legal or corporate affairs of the Borrower or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(h)            (A) upon request by the Administrative Agent, copies of:  (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any Subsidiary or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by the Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request; and (B) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that the Borrower, any Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower, any Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan have not been requested, the applicable entity shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(i)            within 60 days after the beginning of each fiscal year of the Borrower, a budget for the Borrower in form reasonably satisfactory to the Administrative Agent, but to include balance sheets, statements of income and sources and uses of cash, for (i) each fiscal quarter of such fiscal year prepared in reasonable detail and (ii) each of the two fiscal years of the Borrower immediately following such fiscal year, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that, to the good faith belief of such officer, the budget is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address, http://www.ashland.com/, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that makes a written request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03            Notices.  Promptly following a Responsible Officer’s knowledge thereof, notify the Administrative Agent (which shall furnish such notice to each Lender) of:

(a)            the occurrence of any Default;

(b)            any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)            the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower or any Subsidiary in an aggregate amount in excess of $30,000,000;

(d)            any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.10(b); and

(e)            any announcement by a Rating Agency of any change in a Debt Rating, including outlook.

Each notice pursuant to Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04            Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its material Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted, adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, and such contest suspends enforcement or collection of the claim in question.

6.05            Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect the Borrower’s and its Material Subsidiaries’ legal existence and good standing (or equivalent status) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses, approvals and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06            Maintenance of Properties.

(a)               Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and

(b)               make all necessary repairs thereto and renewals and replacements thereof; and

(c)               use a standard of care typical in the industry in the operation and maintenance of its facilities,

in the case of each of (a), (b) and (c), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07            Maintenance of Insurance.  Maintain with (i) financially sound and reputable insurance companies and (ii) insurance companies that are not Affiliates of the Borrower (other than Ashmont Insurance Company, Inc., which is an Affiliate of the Borrower, the Subsidiaries of Ashmont Insurance Company, Inc. and their respective successors and assigns), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by companies engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other companies.

6.08            Compliance with Laws.  Comply in all material respects with the requirements of all Laws (including compliance with ERISA) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09            Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in material conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10            Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants, at such reasonable times during normal business hours and reasonable frequency, upon reasonable advance notice to the Borrower; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, (x) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (y) the first such inspection in each calendar year shall be conducted at the sole expense of the Borrower without charge to the Administrative Agent and (z) any additional such inspections in a calendar year after the first such inspection in such calendar year shall be conducted at the sole expense of the Administrative Agent without charge to the Borrower; provided, further, however, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the sole expense of the Borrower at any time during normal business hours and upon reasonable advance notice to the Borrower.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

6.11            Use of Proceeds.  Use the proceeds of the Credit Extensions (i) to finance, in part, the Refinancing, the Pension Funding and the other transactions related thereto, (ii) to pay fees and expenses incurred in connection with the Transactions, (iii) to provide Letters of Credit and (iv) for ongoing working capital and general corporate purposes not in contravention of any Law or of any Loan Document (including acquisitions permitted under Section 7.03).  The Borrower will not request any Credit Extensions, and the Borrower shall not directly or, knowingly, indirectly use, and the Borrower shall procure that its subsidiaries and its and their respective directors, officers, employees and agents shall not directly or, knowingly, indirectly use, the proceeds of any Credit Extensions (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any unlawful activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.12            Compliance with Environmental Laws.  Except where the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect, comply, and, to the extent permitted by Law and attainable using commercially reasonable efforts, cause all lessees and other Persons operating or occupying its properties and facilities to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations, properties and facilities; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address Hazardous Materials at, on, under or emanating from any of its properties or facilities, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such actions to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.13            Preparation of Environmental Reports.  If an Event of Default is continuing relating to Section 5.09 or Section 6.12, or if the Administrative Agent at any time has reason to believe that there exist violations of Environmental Laws by the Borrower or any of its Subsidiaries or that there exist any Environmental Liabilities or Environmental Claims, in each case which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, then the following procedure shall be implemented:

(a)            the Administrative Agent shall notify the Borrower that it intends to seek an environmental audit and/or assessment report meeting the description in subsection (c) below, and shall consult with the Borrower on the facts and circumstances giving rise to the intent;

(b)            the Borrower shall have ten (10) Business Days to provide a response to and otherwise consult with the Administrative Agent and the Required Lenders;

(c)            if, after the consultation described in subsections (a) and (b) above, the Administrative Agent and the Required Lenders believe it necessary, the Borrower shall, at the request of the Required Lenders, provide to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental audit and/or assessment report with respect to any such Event of Default, violation, Environmental Liability, and/or Environmental Claim (“Environmental Audit”).  An Environmental Audit may include, where reasonably appropriate, soil, air, surface water and groundwater sampling and testing.  The Environmental Audit shall be prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent.  The Environmental Audit will, as relevant, indicate the presence or absence of any such violation, and/or the presence, absence, Release or threat of Release of Hazardous Materials and shall include the estimated cost of any compliance, removal, remedial or other action required to correct any such Event of Default, or violation, and/or to address any such Environmental Liability and/or Environmental Claim;

(d)            without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such audit and/or report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such audit and/or report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns, leases or operates any real property or facility described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, landlords or other Persons with interests in the applicable real property or facility, to enter onto their respective properties or facilities to undertake such an audit and/or assessment; and

(e)            without limiting any term or provision of Section 10.07, in implementing the above described procedures, the Administrative Agent and Required Lenders will undertake steps deemed reasonable by them under the circumstances to accommodate specific requests by the Borrower to maintain as confidential information concerning litigation or regulatory compliance strategy provided to them by the Borrower pursuant to this Section.

6.14            Designation as Senior Debt.  Designate all Obligations as “Designated Senior Indebtedness” (or similar term) under, and defined in, any subordinated indebtedness of the Borrower.

6.15            Designation of Unrestricted Subsidiaries.  So long as no Default has occurred and is continuing, at the option of the Borrower, designate any Subsidiary (other than Ashland Licensing and Intellectual Property LLC and Ash GP LLC (in the case of Ash GP LLC, so long as Ash GP LLC is the general partner of AshOne C.V.)) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided that (i) in the case of designating a Subsidiary as an Unrestricted Subsidiary, on a Pro Forma Basis, the Borrower shall be in compliance with Section 7.11(a) for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01, (ii) the designation of a Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s Investment in such Subsidiary and, at the time of such designation, the aggregate amount of Investments made as a result of designations of Subsidiaries as Unrestricted Subsidiaries pursuant to this Section 6.15 shall be subject to compliance with, and shall reduce the amounts available under, Sections 7.03(i) or 7.03(k) (as the Borrower may elect) and (iii) no Subsidiary may be re-designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary.  Upon the effectiveness of the designation of a Subsidiary as an Unrestricted Subsidiary, such Unrestricted Subsidiary shall for all purposes be deemed not to be a “Subsidiary” under and pursuant to this Agreement or any other Loan Document, unless and until such time, if ever, as it is re-designated to be a Subsidiary as herein provided.  The re-designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time; provided that, by way of clarification and not limitation, such designation shall not be construed to be an acquisition by the Borrower or the Subsidiary that is the parent of such Unrestricted Subsidiary for the purposes of Section 7.03.

6.16            Compliance with Anti-Terrorism Laws; Anti-Corruption Laws and Sanctions.

(a)            The Borrower will not directly or, knowingly, indirectly (i) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)            The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(c)            The Borrower will not directly or  indirectly knowingly cause or permit any of the funds of any Loan Party that are used to repay the Credit Extensions to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of any Anti-Terrorism Law.

ARTICLE VII
NEGATIVE COVENANTS

From and after the Closing Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding or not otherwise provided for in full in a manner reasonably satisfactory to the applicable L/C Issuer, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01            Liens.  Solely with respect to the Borrower and its Material Domestic Subsidiaries, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Material Domestic Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a)            Liens securing an L/C Issuer pursuant to Section 2.03(a)(iii)(F) and any other Liens on cash or deposits granted to the Administrative Agent or any L/C Issuer in accordance with the terms of this Agreement to Cash Collateralize the Obligations;

(b)            Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Material Domestic Subsidiary, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, (ii) solely in the case of any such Liens securing Indebtedness of the Borrower, any renewal or extension of the obligations secured by such Liens shall comply with clause (a) of the definition of the term “Permitted Refinancing” and (iii) solely in the case of any such Liens securing obligations of a Material Domestic Subsidiary, any Permitted Refinancing of the obligations secured or benefitted thereby is permitted by Section 7.02(c);

(c)            Liens for Taxes not yet due or, if overdue, which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and either (A) such contest suspends enforcement or collection of the claim in question or (B) the Borrower or such Material Domestic Subsidiary takes such actions as are reasonably necessary to replace or substitute such Lien with a bond or equivalent surety or otherwise prevent the forfeiture or sale of the subject property or asset as a result of the enforcement or collection of the claim in question;

(d)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which secure amounts that are not overdue for a period of more than 30 days or, if more than 30 days overdue, which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and either (A) such contest suspends enforcement or collection of the claim in question, or (B) the Borrower or such Material Domestic Subsidiary takes such actions as are reasonably necessary to replace or substitute such Lien with a bond or equivalent surety or otherwise prevent the forfeiture or sale of the subject property or asset as a result of the enforcement or collection of the claim in question;

(e)            pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits or other security to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations (including obligations under Environmental Laws), surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)            easements, rights-of-way, zoning restrictions, covenants, conditions and restrictions of record, rights of third parties with respect to minerals, gas and oil, riparian rights, rights of parties under leases, and other similar encumbrances affecting real property which, in the aggregate, do not secure monetary obligations that are substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness used to finance the acquisition of new assets or the construction or improvement of assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, other than proceeds and products thereof, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, (iii)  solely in the case of Liens securing Indebtedness of any Material Domestic Subsidiary, such Indebtedness is permitted under Section 7.02(e) and (iv) solely in the case of Liens securing Indebtedness of the Borrower, that after giving effect to the incurrence of any Liens in reliance on this clause (i) on a Pro Forma Basis, the Borrower shall be in compliance with Section 7.11 for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01;

(j)            Liens on Permitted Securitization Transferred Assets arising in connection with a Permitted Receivables Facility;

(k)            other Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed (i) in the case of Liens on the assets of the Borrower, $200,000,000, and (ii) in the case of Liens on the assets of Material Domestic Subsidiaries, $500,000,000;

(l)            Liens securing obligations (contingent or otherwise) of the Borrower or any Material Domestic Subsidiary existing or arising under any Swap Contract that would otherwise meet the requirements set forth in the proviso to Section 7.02(a);

(m)            Liens attaching to earnest money deposits (or equivalent deposits otherwise named) made in connection with proposed acquisitions permitted under this Agreement;

(n)            (i) set-off rights or (ii) Liens arising in connection with repurchase agreements that are Investments permitted under Section 7.03;

(o)            Liens arising pursuant to Law in favor of a Governmental Authority in connection with the importation of goods in the ordinary course of business;

(p)            the replacement, extension or renewal of any Lien permitted by clauses (i) and (j) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (other than releases thereof) (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(q)            Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies;

(r)            any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Material Domestic Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary that is a Material Domestic Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Borrower or a Material Domestic Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Material Domestic Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Material Domestic Subsidiary (or such merger or consolidation), as the case may be, (ii) such Lien shall not apply to any other property or asset of the Borrower or any Material Domestic Subsidiary, other than assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Material Domestic Subsidiary (or is so merged or consolidated) and any Permitted Refinancing thereof;

(s)            Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(t)            Liens representing any interest or title of any (i) licensor, sublicensor, lessor or sublessor and where the Borrower or any Material Domestic Subsidiary is a licensee, sublicensee, lessee or sublessee or (ii) lessee, sublessee, licensee or sublicensee, in the case of clauses (i) and (ii) under any lease, sublease, license or sublicense not prohibited by the terms of this Agreement and entered in to in the ordinary course of business, so long as, in the case of Liens under clause (ii), all such leases, subleases, licenses and sublicenses do not individually or in the aggregate (A) interfere in any material respect with the ordinary conduct of the business of the Borrower or any Material Domestic Subsidiary or (B) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(u)            Liens arising from precautionary Uniform Commercial Code financing statement filings (or similar filings under applicable Law) regarding leases entered into by the Borrower or any Material Domestic Subsidiary in the ordinary course of business;

(v)            in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted by Section 7.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(w)            in the case of (i) any Subsidiary that is not a wholly owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any customary put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(x)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Material Domestic Subsidiary in the ordinary course of business and not prohibited by this Agreement;

(y)            any pledge of the Equity Interests of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary, to the extent such pledge constitutes an Investment permitted under this Agreement; and

(z)            broker’s Liens securing the payment of commissions in the ordinary course of business.

7.02            Indebtedness.  Solely with respect to the Subsidiaries (and, solely with respect to the incurrence of Indebtedness to the Receivables Financiers arising under or incidental to the Permitted Receivables Facilities, the Borrower), create, incur, assume or suffer to exist any Indebtedness, except:

(a)            obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, foreign exchange rates or commodity prices and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b)            Indebtedness of any Subsidiary owed to the Borrower or any other Subsidiary;

(c)            Indebtedness outstanding on the Closing Date and listed on Schedule 7.02 and any Permitted Refinancing thereof;

(d)            Guarantees of Indebtedness or other obligations of any Subsidiary (but, for the avoidance of doubt, not the Borrower); provided that the Indebtedness so Guaranteed is permitted by this Section 7.02;

(e)            Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i), in each case incurred to finance the acquisition of new assets or the construction or improvement of assets; provided, however, that after giving effect to the incurrence of any Indebtedness in reliance on this clause (e) on a Pro Forma Basis, the Borrower shall be in compliance with Section 7.11 for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01;

(f)            Indebtedness of any Person that becomes a Subsidiary (or that is merged or consolidated with or into any Subsidiary) after the Closing Date in accordance with the terms of Section 7.03, which Indebtedness is existing at the time such Person becomes a Subsidiary (or that is merged or consolidated with or into any Subsidiary) (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary, or being merged or consolidated with or into any Subsidiary);

(g)            Indebtedness to the Receivables Financiers arising under or incidental to the Permitted Receivables Facilities not to exceed $800,000,000 at any time outstanding; and to the extent that any purported sale, transfer or contribution of Permitted Securitization Transferred Assets from the Borrower or any Subsidiary to a Special Purpose Finance Subsidiary shall ever be deemed not to constitute a true sale, any Indebtedness of the applicable Special Purpose Finance Subsidiary to the Borrower and its Subsidiaries arising therefrom;

(h)            Indebtedness that may be deemed to exist pursuant to any performance bond, surety, statutory appeal or similar obligation entered into or incurred by any Subsidiary in the ordinary course of business;

(i)            other Indebtedness the aggregate unpaid principal amount of which shall not at any time exceed $700,000,000; provided that no Default shall exist or result therefrom;

(j)            Indebtedness consisting of the financing of insurance premiums;

(k)            Indebtedness (i) incurred in connection with an Investment or Disposition permitted hereunder constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments and (ii) consisting of deferred compensation or other similar arrangements incurred by any Subsidiary in connection with an Investment permitted hereunder; and

(l)            Indebtedness created under this Agreement or any other Loan Document;

provided that, no Subsidiary shall Guarantee any of the Existing Senior Notes or any Permitted Refinancing thereof unless, for so long as such Existing Senior Notes or such Permitted Refinancing shall be so Guaranteed, the Obligations under this Agreement shall be Guaranteed on an equal and ratable basis with (or, at the option of the Borrower, prior to) the Guarantees of such Existing Senior Notes or such Permitted Refinancing thereof by such Subsidiaries.

7.03            Investments.  Make or hold any Investments, except:

(a)            Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b)            loans or advances to officers, directors and employees of the Borrower and its Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)            (i) Investments by the Borrower in any Subsidiary and by any Subsidiary in the Borrower or any other Subsidiary and (ii) Investments in joint venture entities in an aggregate amount invested not to exceed $200,000,000 during each fiscal year of the Borrower (or, for the fiscal year ending September 30, 2015, an amount equal to $200,000,000 plus the unused portion of the basket under Section 7.03(c)(ii) of the Existing Credit Agreement); provided that in the event the Borrower or any Subsidiary received a return of any such Investment pursuant to this clause (ii), an amount equal to such return, not to exceed the amount of the original Investment, shall be available for Investments in the fiscal year of the Borrower in which such return is received and thereafter; provided, further, that the unused amount in any year may be carried over into successive years;

(d)            (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)            Guarantees not prohibited by Section 7.02;

(f)            Investments (other than those referred to in Section 7.03(c)(i)) existing on the Closing Date and set forth on Schedule 7.03;

(g)            the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, or business unit or division of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g):

(i)              the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business or shall be substantially related, reasonably complementary or incidental thereto as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(ii)             (A) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing; and (B) immediately after giving effect to such purchase or other acquisition on a Pro Forma Basis, the Borrower and its Subsidiaries shall be in compliance with all of the covenants set forth in Section 7.11 for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01; and

(iii)            as to any such acquisition involving cash consideration of more than $50,000,000 in the aggregate, the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (g) have been satisfied or will be satisfied, in each case to the extent required to be satisfied, on or prior to the consummation of such purchase or other acquisition;

(h)            any Investment by the Borrower and its Subsidiaries in a Special Purpose Finance Subsidiary which, in the judgment of the Borrower, is prudent and reasonably necessary in connection with, or otherwise required by the terms of, any Permitted Receivables Facility;

(i)            other Investments not exceeding $300,000,000 in the aggregate at any one time;

(j)            any designation of Subsidiaries as Unrestricted Subsidiaries in compliance with Section 6.15;

(k)            other Investments; provided that, at the time each such Investment is made in reliance on this clause (k), the aggregate amount of such Investment does not exceed the Available Amount at such time;

(l)            Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(m)            Investments made as a result of the receipt of noncash consideration from any Disposition in compliance with Section 7.05;

(n)            Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(o)            Investments resulting from any pledge or deposit not prohibited by Section 7.01;

(p)            Investments in respect of Swap Contracts of the type that satisfy the requirements set forth in the proviso to Section 7.02(a);

(q)            [reserved]; and

(r)            any other Investments, so long as (A) immediately before and immediately after giving effect to any such Investment, no Default shall have occurred and be continuing; and (B) immediately after giving effect to any such Investment, the Consolidated Leverage Ratio on a Pro Forma Basis for the Borrower and its Subsidiaries shall be no greater than 3.25:1.00 for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01.

7.04            Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)            any Subsidiary may merge or consolidate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries;

(b)            any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary;

(c)            so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto, such merger or consolidation otherwise complies with Section 7.03;

(d)            the Borrower may merge with any other Person, but only so long as (i) the Borrower is the continuing or surviving Person or (ii) if the Borrower is not the continuing or surviving Person, (A) such merger effects a re-domestication of the Borrower’s jurisdiction of formation, (B) each of the Re-Domestication Requirements shall have been satisfied and (C) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing; and

(e)            Dispositions permitted by Section 7.05.

7.05            Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)            Dispositions of obsolete or worn out property in the ordinary course of business, or property no longer used or useful in the business of the Borrower or such Subsidiary, in each case whether now owned or hereafter acquired;

(b)            Dispositions of inventory and Cash Equivalents in the ordinary course of business;

(c)            Dispositions of equipment or real property other than through a lease transaction to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or to Indebtedness incurred to acquire such replacement property; and Dispositions of equipment or real property through a lease transaction to the extent that such lease is on fair and reasonable terms in an arm’s-length transaction;

(d)            Dispositions of property by any Subsidiary to the Borrower or any other Subsidiary or by the Borrower to any Subsidiary;

(e)            (i) Dispositions permitted by Section 7.04 and (ii) Dispositions for fair market value in a transaction in exchange for which an Investment permitted by Section 7.03 is received;

(f)            licenses or sublicenses of IP Rights in the ordinary course of business and substantially consistent with past practice;

(g)            Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that at the time of such Disposition, no Default or Event of Default shall have occurred, be continuing or would result from such Disposition;

(h)            Dispositions of Permitted Securitization Transferred Assets pursuant to any Permitted Receivables Facility;

(i)            Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(j)            Dispositions of property to the extent that such property constitutes an Investment permitted by Section 7.03(d)(ii), (l) or (m) or another asset received as consideration for the Disposition of any asset permitted by this Section 7.05; and

(k)            Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

provided, however, that any of the foregoing Dispositions (other than any Disposition pursuant to clause (a), (d), (e)(i) or (k) of this Section 7.05) shall be for fair market value, as determined reasonably and in good faith by, as the case may be, the Borrower or the applicable Subsidiary.

7.06            Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)            each Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)            the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)            the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d)            the Borrower and each Subsidiary may make Restricted Payments made to shareholders of any Person (other than an Affiliate of the Borrower) acquired by merger pursuant to an acquisition permitted under this Agreement;

(e)            the Borrower and each Subsidiary may make Restricted Payments not otherwise permitted under this Section 7.06 (other than Restricted Payments consisting of divisions, lines of business or the stock of Subsidiaries); provided that on a Pro Forma Basis the Borrower’s Consolidated Leverage Ratio shall be less than 3.25:1.00 for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01;

(f)            the Borrower and each Subsidiary may make other Restricted Payments not otherwise permitted under this Section 7.06 not exceeding $125,000,000 in the aggregate per fiscal year of the Borrower;

(g)            the Borrower and each Subsidiary may make other Restricted Payments not otherwise permitted under this Section 7.06; provided that, at the time each such Restricted Payment is made in reliance on this clause (g), the aggregate amount of such Restricted Payment does not exceed the Available Amount at such time;

(h)            the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Borrower;

(i)            the Borrower may make Restricted Payments  pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of the Borrower and its Subsidiaries that are approved in good faith by the board of directors of the Borrower; and

(j)            the Borrower may repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options.

7.07            Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related, reasonably complementary or incidental thereto.

7.08            Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and the Subsidiaries or between or among the Subsidiaries, (b) other transactions between or among any two or more of the Borrower and the Subsidiaries that are permitted under Section 7.03, 7.04 or 7.05, (c) the Permitted Receivables Facilities, (d) employment and severance arrangements between the Borrower or any Subsidiary and its officers and employees in the ordinary course of business, (e) the payment of customary fees and indemnities to directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business, (f) Restricted Payments permitted by Section 7.06 and (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors.

7.09            Restrictions on Distributions by Subsidiaries.  Solely with respect to the Subsidiaries, enter into or permit to exist any Contractual Obligation that limits the ability of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to or invest in the Borrower to the extent such limitations contained in such Contractual Obligation would materially impair the Borrower’s ability to pay principal and interest under the Facilities in the good faith judgment of the Borrower, except for (i) any Contractual Obligations which exist on the Closing Date and are set forth on Schedule 7.09 (and any renewal, extension or replacement thereof so long as such renewal, extension or replacement does not expand the scope of such Contractual Obligations to any material extent), (ii) this Agreement, any other Loan Document and the Existing Senior Notes Documents and any Permitted Refinancing thereof, (iii) any Contractual Obligations that are binding on a Person at the time such Person becomes a Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary (and any renewal, extension or replacement thereof so long as such renewal, extension or replacement does not expand the scope of such Contractual Obligations to any material extent) and (iv) Contractual Obligations that exist under or by reason of applicable Law, or are required by any regulatory authority having jurisdiction over any Subsidiary or any of its respective businesses.

7.10            Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11            Financial Covenants.

(a)                Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than (x) for any fiscal quarter ending after the Closing Date and on or prior to December 31, 2016, 3.75:1.00 and (y) for any fiscal quarter ending after December 31, 2016, 3.50:1.00.

(b)                Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.00:1.00.

7.12            Amendments of Organization Documents.  Amend any of its Organization Documents in any way that has a material and adverse effect on the interests of the Lenders or the Administrative Agent.

7.13            Accounting Changes.  Make any change in (a) accounting policies or reporting practices that is not an acceptable change under GAAP or (b) its fiscal year.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01            Events of Default.  Any of the following occurring or existing on or after the Closing Date shall constitute an “Event of Default”:

(a)            Non-Payment.  The Borrower fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations or Swing Line Loans, or (ii) pay within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation or Swing Line Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)            Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05(a) (solely with respect to the existence of the Borrower), 6.11 or Article VII; or

(c)            Other Defaults.  The Borrower fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days following the earlier of (A) notice thereof to the Borrower from the Administrative Agent or any Lender; or (B) knowledge thereof by a Responsible Officer; or

(d)            Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower in Article V, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct) when made or deemed made; or

(e)            Cross-Default.  (i) The Borrower or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise but only after any required notice, the expiration of any permitted grace period or both) in respect of the Existing Senior Notes or any other Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event (but only after any required notice, the expiration of any permitted grace period or both) is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (e)(i)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) there occurs a termination event or event of default under any Permitted Receivables Facility when the amount outstanding (including undrawn committed or available amounts) thereunder exceeds the Threshold Amount, which termination event or event of default is not cured or waived within any applicable grace period; or

(f)            Insolvency Proceedings, Etc.  The Borrower or any Material Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)            Inability to Pay Debts; Attachment.  (i) The Borrower or any Material Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied, in each case by judgment, against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)            Judgments.  There is entered against the Borrower or any Material Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A-” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, when taken together with all other ERISA Events or similar events with respect to Foreign Plans that have occurred, has resulted or would reasonably be expected to result in liability of the Borrower or any Subsidiary in an aggregate amount in excess of the Threshold Amount, (ii) the Borrower, any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount, or (iii) a termination, withdrawal or noncompliance with applicable law or plan terms occurs with respect to Foreign Plans and such termination, withdrawal or noncompliance, when taken together with all other terminations, withdrawals or noncompliance with respect to Foreign Plans and ERISA Events that have occurred, has resulted or would reasonably be expected to result in liability of the Borrower or any Subsidiary in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person acting on behalf of the Borrower contests in any manner the validity or enforceability of any provision of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)            Change of Control.  There occurs any Change of Control.

8.02            Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)            declare the commitment of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)            require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)            exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03            Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the applicable L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law;

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, delivered to the Borrower.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01            Appointment and Authority. Each of the Lenders and each L/C Issuer hereby irrevocably appoints Scotiabank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article IX (other than Section 9.06) are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (other than the rights of the Borrower set forth in Section 9.06).

9.02            Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03            Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)            shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer; and

(e)            shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04            Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05            Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06            Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and in each case such successor shall require the consent of the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) (such consent not to be unreasonably withheld or delayed).  If no such successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, after consultation with the Borrower, appoint a successor Administrative Agent from among the Revolving Credit Lenders meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents  and (b) all payments, communications and determinations provided, to be made by, to or through the Administrative Agent shall instead be made by or to each applicable Lender and each applicable L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor, and the retiring Administrative Agent shall cease to be entitled to all such fees upon the effectiveness of its resignation as Administrative Agent.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Scotiabank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender, if applicable.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07            Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08            No Other Duties, Etc.Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agent or the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except (i) in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder and (ii) in the case of the Arrangers, as specified in Sections 2.09(b)(i), 4.01(a) and (b), 6.02, 10.04 and 10.16.

9.09            Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with this Agreement; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

9.10            Withholding.  To the extent required by applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equal to any applicable withholding Tax.  If the IRS or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Government Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article IX.  The agreements in this Article IX shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under this Agreement.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  For the avoidance of doubt, for purposes of this Section 9.10, the term “Lender” includes any L/C Issuer.

ARTICLE X
MISCELLANEOUS

10.01            Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)            waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c) and except as expressly set forth in Section 4.01), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b)            extend or increase the Commitment or any Loan of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or 4.02 or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender);

(c)            postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;

(d)            reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the third proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)            change Section 2.06(c), 2.13 or 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            change any provision of this Section 10.01, the definition of “Majority in Interest”, or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, with the consent of the Required Lenders or pursuant to Section 2.14, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term A Loans and the Revolving Credit Commitments on the date hereof); or

(g)            impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of each Lender directly adversely affected thereby;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Majority in Interest of the Revolving Credit Lenders in addition to the Lenders required above, waive or modify any condition precedent to the funding of Revolving Credit Loans set forth in Section 4.02 (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver or amendment expressly relating to Section 4.02) or any other Loan Document, including any amendment of an affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver or modification of any condition precedent to funding of Revolving Credit Loans set forth in Section 4.02), (ii) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement or any other Loan Document; and (v) any fee letter may only be amended, and the rights or privileges thereunder may only be waived, in a writing executed by each of the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) (i) the Commitment or any Loan of such Lender may not be increased or extended (or reinstated, to the extent terminated pursuant to Section 8.02), (ii) no date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to such Lender may be postponed and/or (iii) neither the principal of, nor the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the third proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to such Lender may be reduced, in each case without the consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or 4.02 or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender) and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender by an assignment of such Lender’s Loans and Commitments at par in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding anything to the contrary, any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error.

10.02          Notices; Effectiveness; Electronic Communications.

(a)                Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein or in connection with any Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)            if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when actually received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, telecopier number, telephone number or email address for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender, each L/C Issuer and the Swing Line Lender may change its address, telecopier number, telephone number or email address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03            No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer and the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04            Expenses; Indemnity; Damage Waiver.

(a)                 Costs and Expenses.  The Borrower shall pay (i) all reasonable and invoiced out-of-pocket expenses incurred by the Arrangers and Administrative Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and invoiced out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and invoiced out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement, during an Event of Default, or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such reasonable and invoiced out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                Indemnification by the Borrower.  The Borrower shall indemnify the Arrangers, the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of counsel for any Indemnitee, which shall be limited to one counsel to all Indemnitees (exclusive of one local counsel to all Indemnitees in each relevant jurisdiction) and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, another counsel for such affected Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence, Release, or threat of Release of Hazardous Materials at, on, under or from any property or facility owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of the Borrower’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s Subsidiaries or the officers, directors, employees, agents, advisors and other representatives of such Indemnitee or its Subsidiaries, (y) result from a claim brought by the Borrower against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) resulted from any proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee other than any proceeding by or against any Indemnitee in its capacity or in fulfilling its role as the Administrative Agent or an Arranger.

(c)                 Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to any Arranger, the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Arranger, the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                 Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                 Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, any L/C Issuer or the Swing Line Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05          Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06          Successors and Assigns.

(a)                Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                  Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility or $1,000,000, in the case of any assignment in respect of the Term A Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under any Facility with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of the Swing Line Loans; provided that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non pro rata basis;

(iii)               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that the Borrower will be deemed to have consented to any such assignment if it does not respond within ten Business Days after receipt of notice of such assignment) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is made by an Arranger during the primary syndication of the Facilities;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term A Commitment, Revolving Credit Commitment or Revolving Credit Loans if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, (2) any Term A Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund or (3) any Revolving Credit Commitment or Revolving Credit Loans if such assignment is to a Term A Lender that is not also a Revolving Credit Lender; and

(C)            the consent of the Swing Line Lender and L/C Issuer (such consent not to be unreasonably withheld or delayed; provided that the Swing Line Lender and L/C Issuer will be deemed to have consented to any such assignment if it does not respond within ten Business Days after receipt of notice of such assignment) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; and provided, further, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)              No Assignment to Natural Persons.  No such assignment shall be made (A) to a natural person or (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A) or (B).

(vii)             Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)                Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may, as may be agreed between such Lender and such Participant, provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant complies with the provisions of Section 3.06 as if it were an assignee under Section 10.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant complies with Section 2.13 as though it were a Lender. Each Lender shall maintain a register of the names, addresses, and the principal amounts (and stated interest) of the interests of the Participants to which such Lender has sold participations.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans or other Obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code in connection with any Tax audit or other Tax proceeding of the Borrower.  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)                Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the date such Participant acquired the applicable participation.

(f)                 Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if Scotiabank assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Scotiabank may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender, as the case may be, hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Scotiabank as L/C Issuer and/or Swing Line Lender, as the case may be, and no such appointment shall be effective until the Lender so appointed shall have accepted such appointment in writing.  If Scotiabank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Scotiabank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and/or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

10.07            Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, and the Administrative Agent, the applicable Lender or the applicable L/C Issuer, as the case may be, shall be responsible for compliance by such Persons with such obligations), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Person that discloses any Information pursuant to this clause (c) shall notify the Borrower in advance of such disclosure (if permitted by applicable Law) or shall provide the Borrower with prompt written notice of such disclosure, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary thereof relating to the Borrower or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary thereof; provided that, in the case of information received from the Borrower or any such Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08            Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09            Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10            Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof; provided that the provisions of the Commitment Letter that survive the execution and delivery of this Agreement (as set forth in paragraph 8 thereof) shall survive in accordance with the terms of the Commitment Letter and shall not be superseded by this Agreement.  This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11            Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12            Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13            Replacement of Lenders.  If (w) any Lender requests compensation under Section 3.04, (x) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (y) any Lender is a Defaulting Lender or (z) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06; provided that the consent of the assigning Lender shall not be required in connection with any such assignment and delegation), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.01, Section 3.04, or Section 3.05);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)            such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14          Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16           No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17          Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18          USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19          FATCA Treatment.  For purposes of determining withholding Taxes imposed under FATCA, from and after effective date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders and the L/C Issuers hereby authorize the Administrative Agent to treat) any Loans made under any Loan Document (including any Term A Loan, Revolving Credit Loans, L/C Obligations or Swing Line Loans) as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ASHLAND INC., as Borrower

By:	/s/ Eric N. Boni
Name: Eric N. Boni
Title: Vice President and Treasurer

[Signature Page to Ashland Credit Agreement]

THE BANK OF NOVA SCOTIA, as Administrative Agent, Swing Line Lender and L/C Issuer

By:	/s/ Michelle C. Phillips
Name: Michelle C. Phillips
Title: Director and Execution Head

[Signature Page to Ashland Credit Agreement]

Citibank, N.A., as a Lender

By:	/s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

[Signature Page to Ashland Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Michelle C. Phillips
Name: Michelle C. Phillips
Title: Director and Execution Head

[Signature Page to Ashland Credit Agreement]

Bank of America, N.A., as a Lender

By:	/s/ Christopher DiBiase
Name: Christopher DiBiase
Title: Director

[Signature Page to Ashland Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

[Signature Page to Ashland Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jeffrey P. Fisher
Name: Jeffrey P. Fisher
Title: Vice President

PNC BANK CAPITAL MARKETS LLC, as a Lender

By:	/s/ Jeffrey P. Fisher
Name: Jeffrey P. Fisher
Title: Vice President

[Signature Page to Ashland Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Olivier Lopez
Name: Olivier Lopez
Title: Vice President

[Signature Page to Ashland Credit Agreement]

Mizuho Bank, Ltd., as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

[Signature Page to Ashland Credit Agreement]

US Bank, National Association, as a Lender

By:	/s/ Steven L. Sawyer
Name: Steven L. Sawyer
Title: Senior Vice President

[Signature Page to Ashland Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Andrew G. Payne
Name: Andrew G. Payne
Title: Director

[Signature Page to Ashland Credit Agreement]

Banco Bilbao Vizcaya Argentaria, S.A., New York Branch, as a Lender

By:	/s/ Verónica Incera
Name: Verónica Incera
Title: Managing Director

By:	/s/ Mauricio Benitez
Name: Mauricio Benitez
Title: Director

[Signature Page to Ashland Credit Agreement]

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Lender

By:	/s/ Juliette Cohen
Name: Juliette Cohen
Title: Managing Director

By:	/s/ Kaye Ea
Name: Kaye Ea
Title: Managing Director

[Signature Page to Ashland Credit Agreement]

FIFTH THIRD BANK, as a Lender

By:	/s/ Megan S. Szewc
Name: Megan S. Szewc
Title: Vice President

[Signature Page to Ashland Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

[Signature Page to Ashland Credit Agreement]

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ David W. Kee
Name: David W. Kee
Title: Managing Director

[Signature Page to Ashland Credit Agreement]

SunTrust Bank, as a Lender

By:	/s/ David Simpson
Name: David Simpson
Title: Director

[Signature Page to Ashland Credit Agreement]

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Lender

By:	/s/ Victor Pierzchalski
Name: Victor Pierzchalski
Title: Authorized Signatory

[Signature Page to Ashland Credit Agreement]

DBS Bank Ltd, as a Lender

By:	/s/ YEO HOW NGEE
Name: YEO HOW NGEE
Title: MANAGING DIRECTOR

[Signature Page to Ashland Credit Agreement]

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ William M. Feathers
Name: William M. Feathers
Title: Vice President

[Signature Page to Ashland Credit Agreement]

Santander Bank, N.A., as a Lender

By:	/s/ John W. Deegan
Name: John W. Deegan
Title: Executive Director

[Signature Page to Ashland Credit Agreement]

TD Bank, N.A., as a Lender

By:	/s/ Steve Levi
Name: Steve Levi
Title: Senior Vice President

[Signature Page to Ashland Credit Agreement]

ING Bank N.V., Dublin Branch, as a Lender

By:	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

By:	/s/ Emma Condon-Kraeft
Name: Emma Condon-Kraeft
Title: Vice President

[Signature Page to Ashland Credit Agreement]

Bayerische Landesbank, New York Branch, as a Lender

By:	/s/ Rolf Siebert
Name: Rolf Siebert
Title: Executive Director

By:	/s/ Matthew DeCarlo
Name: Matthew DeCarlo
Title: Senior Director

[Signature Page to Ashland Credit Agreement]

The Huntington National Bank, as a Lender

By:	/s/ Joshua D. Elsea
Name: Joshua D. Elsea
Title: Vice President

[Signature Page to Ashland Credit Agreement]

The Northern Trust Company, as a Lender

By:	/s/ John Dilegge
Name: John Dilegge
Title: Vice President

[Signature Page to Ashland Credit Agreement]

EXHIBIT A-1

FORM OF COMMITTED LOAN NOTICE

Date:  ___________, _____

To:            The Bank of Nova Scotia, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 23, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Ashland Inc., a Kentucky corporation (the “Borrower”), the Lenders from time to time party thereto, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Deutsche Bank Securities Inc. and PNC Bank, National Association, as Co-Documentation Agents, and the other agents party thereto.

The undersigned hereby requests (select one):

☐	A Borrowing of Revolving Credit Loans.

☐	A Borrowing of Term A Loans.

☐	A conversion of [Term A Loans] [Revolving Credit Loans] from one Type to another.

☐	A continuation of Eurodollar Rate Loans.

1. On _______________ (a Business Day).

2. In the amount of $___________.

3. Comprised of ___________.[1]

4. For Eurodollar Rate Loans: with an Interest Period of ____ months.

[The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Agreement.]2

[1]	Indicate the Type of Loan to be borrowed or to which existing Term A Loans or Revolving Credit Loans are to be converted.

[2]	Include this sentence in the case of a Revolving Credit Borrowing.

A-1-1
Form of Committed Loan Notice

The Borrower hereby represents and warrants that the conditions specified in Sections [4.01 and]3 4.02(a) and (b) of the Agreement shall be satisfied on and as of the date of the applicable Credit Extension.

ASHLAND INC.

By:	/s/
Name:
Title:

[3]	Only include for initial Credit Extension on the Closing Date.

A-1-2
Form of Committed Loan Notice

EXHIBIT A-2
FORM OF SWING LINE LOAN NOTICE

Date:  ___________, _____

To:	The Bank of Nova Scotia, as Swing Line Lender

The Bank of Nova Scotia, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 23, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Ashland Inc., a Kentucky corporation (the “Borrower”), the Lenders from time to time party thereto, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Deutsche Bank Securities Inc. and PNC Bank, National Association, as Co-Documentation Agents, and the other agents party thereto.

The undersigned hereby requests a Swing Line Loan:

1.            On  __________________________  (a Business Day).

2.            In the amount of $___________.                                                                                    .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

A-2-1
Form of Swing Line Loan Notice

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the applicable Credit Extension.

ASHLAND INC.

By:	/s/
Name:
Title:

A-2-2
Form of Swing Line Loan Notice

EXHIBIT B-1

FORM OF TERM A NOTE

___________, ____

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term A Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 23, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Deutsche Bank Securities Inc. and PNC Bank, National Association, as Co-Documentation Agents, and the other agents party thereto.

The Borrower promises to pay interest on the unpaid principal amount of the Term A Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term A Note is one of the Term A Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term A Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The Term A Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term A Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A Note.

B-1-1
Form of Term A Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ASHLAND INC.

By:	/s/
Name:
Title:

B-1-2
Form of Term A Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-1-3
Form of Term A Note

EXHIBIT B-2

FORM OF REVOLVING CREDIT NOTE

___________, ____

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 23, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Deutsche Bank Securities Inc. and PNC Bank, National Association, as Co-Documentation Agents, and the other agents party thereto.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note (this “Note”) is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

B-2-1
Form of Revolving Credit Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ASHLAND INC.

By:	/s/
Name:
Title:

B-2-2
Form of Revolving Credit Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-2-3
Form of Revolving Credit Note

EXHIBIT B-3

FORM OF SWING LINE NOTE

___________, ____

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 23, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Deutsche Bank Securities Inc. and PNC Bank, National Association, as Co-Documentation Agents, and the other agents party thereto.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Swing Line Note (this “Note”) is one of the Swing Line Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Swing Line Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

B-3-1
Form of Swing Line Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ASHLAND INC.

By:	/s/
Name:
Title:

B-3-2
Form of Swing Line Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-3-3
Form of Swing Line Note

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  ________, ____

To:            The Bank of Nova Scotia, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 23, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Ashland Inc., a Kentucky corporation (the “Borrower”), the Lenders from time to time party thereto, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Deutsche Bank Securities Inc. and PNC Bank, National Association, as Co-Documentation Agents, and the other agents party thereto.

The undersigned Responsible Officer4 hereby certifies as of the date hereof that he/she is the ___________________________________ of the Borrower and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.            The Borrower has delivered as required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section, the consolidated balance sheet of the Borrower and its Subsidiaries, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.            The Borrower has delivered as required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail. Such consolidated statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

[4]	This certificate should be from the chief executive officer, chief financial officer, treasurer or controller of the Borrower.

Form of Compliance Certificate

2.            The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

3.            A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[to the knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.            The representations and warranties of the Borrower contained in Article V of the Agreement and all representations and warranties of the Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” are true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or true and correct in all respects, as the case may be) as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.            The financial covenant analyses and other information set forth on Schedule 1, Schedule 2 and Schedule 3 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

Form of Compliance Certificate

[Remainder of page intentionally left blank].

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of ____________, ____.

ASHLAND INC.

By:	/s/
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended ___________________, ____
(“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
 ($ in 000’s)

I.	Section 7.11(a) – Consolidated Leverage Ratio.

	A.	Consolidated Indebtedness at the Statement Date[5]:

1.
the outstanding principal amount of all obligations (as calculated under GAAP), whether current or long-term, for borrowed money (including Obligations in respect of the Loans under the Agreement), reimbursement obligations for amounts drawn under letters of credit and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:
$______

		2.	all purchase money Indebtedness:	$______

		3.	all direct (but, for the avoidance of doubt, not contingent) obligations arising under bankers’ acceptances and bank guaranties:	$______

4.
all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out or similar obligation that is a contingent obligation or that is not reasonably determinable as of the applicable date of determination and (iii) any earn-out or similar obligation that is not a contingent obligation and that is reasonably determinable as of the applicable date of determination to the extent that (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment therefor are in escrow):
$______

[5]
Consolidated Indebtedness shall (i) be calculated on a Pro Forma Basis unless otherwise specified, (ii) not include the Defeased Debt and (iii) include all outstandings of the Borrower and its Subsidiaries under any Permitted Receivables Facility (but excluding the intercompany obligations owed by a Special Purpose Finance Subsidiary to the Borrower or any other Subsidiary in connection therewith).  The principal amount outstanding at any time of any Indebtedness included in Consolidated Indebtedness issued with original issue discount shall be the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed incurred only as of the date of original issuance thereof.

Form of Compliance Certificate

	5.	all Attributable Indebtedness:		$______

	6.	without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in Lines I.A.1 through I.A.5 above of Persons other than the Borrower or any Subsidiary:		$______

	7.	Consolidated Indebtedness at the Statement Date (Lines I.A.1 + I.A.2 + I.A.3 + I.A.4 + I.A.5 + I.A.6)[6]:		$______

B.	Consolidated EBITDA for the Measurement Period ending on the Statement Date (“Subject Period”)[7]:

	1.	Consolidated Net Income for the Subject Period:

		a.	the net income (loss) of the Borrower and its Subsidiaries on a consolidated basis:	$______

		b.	the net income of any Subsidiary during such Subject Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary (unless such restrictions on dividends or similar distributions have been legally and effectively waived), other than to the extent of the Borrower’s equity in any net loss of any such Subsidiary:	$______

[6]	Consolidated Indebtedness of the Borrower and the Subsidiaries shall include any of the items in Line I.A.1 through Line I.A.6 above of any other entity (including any partnership in which the Borrower or any consolidated Subsidiary is a general partner) to the extent the Borrower or such consolidated Subsidiary is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of that item expressly provide that such Person is not liable therefor.

[7]	Consolidated EBITDA shall be calculated on a Pro Forma Basis unless otherwise specified.

Form of Compliance Certificate

c.	any after-tax income (after-tax loss) for such Subject Period of any Person if such Person is not a Subsidiary:	$______

d.	the Borrower’s equity in such income of any such Person referred to in Line I.B.1.c for such Subject Period up to the aggregate amount of cash actually distributed by such Person during such Subject Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in Line I.B.1.b):	$______

e.	any after-tax gain (after-tax loss) realized as a result of the cumulative effect of a change in accounting principles or the implementation of new accounting standards related to revenue and lease accounting:	$______

f.	any after-tax gain (after-tax loss) attributable to any foreign currency hedging arrangements or currency fluctuations:	$______

g.	after-tax extinguishment charges relating to the early extinguishment of Indebtedness and obligations under Swap Contracts and after-tax extinguishment charges relating to upfront fees and original issue discount on Indebtedness:	$______

h.	any pension or other post-retirement after-tax gain (after-tax expense) for such Subject Period:	$______

i.	the amount of any cash payments made during such Subject Period relating to pension and other post-retirement costs (other than any payments made in respect of the Pension Funding in excess of the amount of required regulatory contributions during such Subject Period (as reasonably determined by the Borrower)):	$______

j.	Consolidated Net Income for the Subject Period Lines (I.B.1.a – I.B.1.b – I.B.1.c + I.B.1.d – I.B.1.e – I.B.1.f – I.B.1.g – I.B.1.h – I.B.1.i):	$______

Form of Compliance Certificate

To the extent not included in Consolidated Net Income for the Subject Period:

2.	proceeds of business interruption insurance received during the Subject Period:	$______

To the extent deducted in calculating Consolidated Net Income for the Subject Period, but without duplication and in each case for the Subject Period:

3.	Consolidated Interest Charges (not calculated on a Pro Forma Basis):	$______

4.	the provision for Federal, State, local and foreign income taxes payable:	$______

5.	depreciation and amortization expense:	$______

6.	asset impairment charges:	$______

7.	expenses reimbursed by third parties (including through insurance and indemnity payments):	$______

8.
fees and expenses incurred in connection with the Transactions, any Permitted Receivables Facility, any proposed or actual issuance of any Indebtedness or Equity Interests (including upfront fees and original issue discount), or any proposed or actual acquisitions, investments, asset sales or divestitures permitted under the Agreement, in each case that are expensed:
$______

9.	non-cash restructuring and integration charges and cash restructuring and integration charges[8]:	$______

10.	non-cash stock expense and non-cash equity compensation expense:	$______

11.
other expenses or losses, including purchase accounting entries such as the inventory adjustment to fair value, reducing such Consolidated Net Income which do not represent a cash item in such period or any future period:
$______

[8]	In the case of cash restructuring and integration charges, not to exceed $100,000,000 in any twelve-month period.

Form of Compliance Certificate

	12.	expenses or losses in respect of discontinued operations of Borrower or any of its Subsidiaries:	$______

	13.	any unrealized losses attributable to the application of “mark to market” accounting in respect of Swap Contracts:	$______

	14.	with respect to any Disposition for which pro forma effect is required to be given pursuant to the definition of Pro Forma Basis, any loss thereon:	$______

To the extent included in calculating Consolidated Net Income for the Subject Period, but without duplication and in each case for the Subject Period:

	15.	Federal, State, local and foreign income tax credits:	$______

	16.	all non-cash gains or other items increasing Consolidated Net Income:	$______

	17.	gains in respect of discontinued operations of the Borrower or any of its Subsidiaries:	$______

	18.	any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Swap Contracts:	$______

	19.	with respect to any Disposition for which pro forma effect is required to be given pursuant to the definition of Pro Forma Basis, any gain thereon:	$______

20.
Consolidated EBITDA for the Subject Period (Lines I.B.1.l + I.B.2 + I.B.3 + I.B.4 + I.B.5 + I.B.6 + I.B.7 + I.B.8 + I.B.9 + I.B.10 + I.B.11 + I.B.12 + I.B.13 + I.B.14 – I.B.15 – I.B.16 – I.B.17 – I.B.18 – I.B.19):
$______

C.	Consolidated Leverage Ratio as of the Statement Date:

	1.	Consolidated Indebtedness at the Statement Date (Line I.A.8):	$______

2.
the amount of the Borrower’s and its Subsidiaries’ unrestricted cash and Cash Equivalents as of such date that are or would be included on a balance sheet of the Borrower and its Subsidiaries as of such date:
$______

Form of Compliance Certificate

		3.	Consolidated EBITDA for the Subject Period (Line I.B.20):	$______

		4.	Consolidated Leverage Ratio as of the Statement Date ((Line I.C.1 - I.C.2) ÷ Line I.C.3):	____:1.00

Maximum Permitted Consolidated Leverage Ratio:

	A.	For any fiscal quarter ending after the Closing Date and on or prior to December 31, 2016:		3.75:1.00

	B.	For any fiscal quarter ending after December 31, 2016		3.50:1.00

II.	Section 7.11(b) – Consolidated Interest Coverage Ratio.

	A.	Consolidated EBITDA for the Subject Period (Line I.B.20):		$______

	B.	Consolidated Interest Charges for the Subject Period, without duplication:

1.
all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP:
$______

		2.	cash payments made in respect of obligations referred to in Line II.B.6 below:	$______

3.
the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for such Subject Period:
$______

		4.	all interest, premium payments, debt discount, fees, charges and related expenses in connection with the Permitted Receivables Facility:	$______

To the extent included in such consolidated interest expense for such Subject Period, without duplication:

		5.	extinguishment charges relating to the early extinguishment of Indebtedness or obligations under Swap Contracts:	$______

		6.	noncash amounts attributable to the amortization of debt discounts or accrued interest payable in kind:	$______

Form of Compliance Certificate

	7.	Noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period:

	8.	interest income treated as such in accordance with GAAP:	$______

	9.	fees and expenses, original issue discount and upfront fees, in each case of or by the Borrower and its Subsidiaries on a consolidated basis for such Subject Period[9]:	$______

	10.	Consolidated Interest Charges for the Subject Period, the excess, without duplication of ((Lines II.B.1 + II.B.2 + II.B.3 + II.B.4) – (Lines II.B. 5 + II.B.6 + II.B.7 + II.B.8 + II.B.9)):	$______

C.	Consolidated Interest Coverage Ratio at the Statement Date (Line II.A ÷ Line II.B.10):		____:1.00

	Minimum Consolidated Interest Coverage Ratio Required:		3.00:1.00

[9]	For all purposes hereunder, Consolidated Interest Charges shall be calculated on a Pro Forma Basis unless otherwise specified.

Form of Compliance Certificate

For the Quarter/Year ended ___________________
(“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Twelve Months Ended __________
the net income (loss) of the Borrower and its Subsidiaries on a consolidated basis
–
the net income of any Subsidiary during such Subject Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary (unless such restrictions on dividends or similar distributions have been legally and effectively waived), other than to the extent of the Borrower’s equity in any net loss of any such Subsidiary

Form of Compliance Certificate

		Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Twelve Months Ended __________
–	Any after-tax income (after-tax loss) for such Subject Period of any Person if such Person is not a Subsidiary
+
the Borrower’s equity in such income of any Person referred to in the immediately preceding row for such Subject Period up to the aggregate amount of cash actually distributed by such Person during such Subject Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in the second row of this Schedule 2)

–
any after-tax gain (after-tax loss) realized as a result of the cumulative effect of a change in accounting principles or the implementation of new accounting standards related to revenue and lease accounting

Form of Compliance Certificate

		Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Twelve Months Ended __________
–	any after-tax gain (after-tax loss) attributable to any foreign currency hedging arrangements or currency fluctuations
–
after-tax extinguishment charges relating to the early extinguishment of Indebtedness and obligations under Swap Contracts and after-tax extinguishment charges relating to upfront fees and original issue discount on Indebtedness

–	any pension or other post-retirement after-tax gain (after-tax expense) for such Subject Period
–
the amount of any cash payments made during such Subject Period relating to pension and other post-retirement costs (except for any payments made in respect of the Pension Funding in excess of the amount of required regulatory contributions during such Subject Period (as reasonably determined by the Borrower))

Form of Compliance Certificate

		Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Twelve Months Ended __________
=	Consolidated Net Income
+	proceeds of business interruption insurance received during the Subject Period, to the extent not included in Consolidated Net Income
+	Consolidated Interest Charges (not calculated on a Pro Forma Basis)
+	provision for Federal, State, local and foreign income taxes payable
+	depreciation expense
+	amortization expense
+	asset impairment charges

Form of Compliance Certificate

		Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Twelve Months Ended __________
+	expenses reimbursed by third parties (including through insurance and indemnity payments)
+
fees and expenses incurred in connection with the Transactions, any Permitted Receivables Facility, any proposed or actual issuance of any Indebtedness or Equity Interests (including upfront fees and original issue discount), or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder, in each case that are expensed

+	non-cash restructuring and integration charges and cash restructuring and integration charges[10]
+	non-cash stock expense and non-cash equity compensation expense

[10]	In the case of cash restructuring and integration charges, not to exceed $100,000,000 in any twelve-month period.

Form of Compliance Certificate

		Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Twelve Months Ended __________
+	other expenses or losses, including purchase accounting entries such as inventory adjustment to fair value, reducing such Consolidated Net Income which do not represent a cash item
+	expenses or losses in respect of discontinued operations of the Borrower or any of its Subsidiaries
+	any unrealized losses attributable to the application of “mark to market” accounting in respect of Swap Contracts
+	with respect to any Disposition for which pro forma effect is required to be given pursuant to the definition of Pro Forma Basis, any loss thereon
–	Federal, State, local and foreign income tax credits

Form of Compliance Certificate

		Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Twelve Months Ended __________
–	all non-cash gains or other items increasing Consolidated Net Income
–	gains in respect of discontinued operations of the Borrower or any of its Subsidiaries
–	any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Swap Contracts
–	with respect to any Disposition for which pro forma effect is required to be given pursuant to the definition of Pro Forma Basis, any gain thereon
=	Consolidated EBITDA

Form of Compliance Certificate

For the Quarter/Year ended ___________________, ____
(“Statement Date”)

SCHEDULE 3
to the Compliance Certificate
($ in 000’s)

I.	Sections 7.03(k) and/or 7.06(g) – Available Amount.

A.
50% of the Consolidated Net Income for all fiscal quarters of the Borrower for which Consolidated Net Income is positive and that have ended on or after September 30, 2011 and prior to such date for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b) of the Agreement (treated as one continuous accounting period):
$______

B.
100% of the Consolidated Net Income for all fiscal quarters of the Borrower for which Consolidated Net Income is negative and that have ended on or after September 30, 2011 and prior to such date for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b) of the Agreement (treated as one continuous accounting period):
$______

C.
the net cash proceeds from the issuance of common stock of the Borrower after August 23, 2011, other than any such issuance to a Subsidiary, to an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees:
$______

	D.	without duplication, the sum of the portion of the Available Amount previously utilized pursuant to Section 7.03(k) and/or 7.06(g) of the Agreement:	$______

E.
without duplication, the sum of the portion of the Available Amount (as defined in the Existing Credit Agreement) previously utilized pursuant to Section 7.03(k), 7.06(g) and/or 7.14(e) of the Existing Credit Agreement:
$______

	F.	Available Amount at the Statement Date (Lines I.A – I.B + Line I.C – Line I.D – Line I.E):	$______

Form of Compliance Certificate

EXHIBIT D-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]11 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]12 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]13 hereunder are several and not joint.]14  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities15) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[11]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[12]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[13]	Select as appropriate.

[14]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[15]	Include all applicable subfacilities.

D-1-1
Form of Assignment and Assumption

1. Assignor[s]:	______________________________
______________________________

2. Assignee[s]:	______________________________
______________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.            Borrower:  Ashland Inc., a Kentucky corporation

4.            Administrative Agent:  The Bank of Nova Scotia, as the administrative agent under the Credit Agreement

5.            Credit Agreement:  Credit Agreement, dated as of June 23, 2015 among Ashland Inc., the Lenders from time to time party thereto, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Deutsche Bank Securities Inc. and PNC Bank, National Association, as Co-Documentation Agents, and the other agents party thereto.

D-1-2
Form of Assignment and Assumption

6.            Assigned Interest:

Class	Assignor[s][16]	Assignee[s][17]	Aggregate Amount of Commitment/ Loans for all Lenders[18]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[19]	CUSIP Number

			$__________	$_________	__________%

[7.            Trade Date:   __________________]20

Effective Date:  __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[16]	List each Assignor, as appropriate.
[17]	List each Assignee, as appropriate.
[18]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[19]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[20]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

D-1-3
Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:	/s/
Title

ASSIGNEE

[NAME OF ASSIGNEE]

By:	/s/
Title

D-1-4
Form of Assignment and Assumption

[Consented to and]21 Accepted:

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:	/s/
Title:

Consented to:

THE BANK OF NOVA SCOTIA, as Swing Line Lender and L/C Issuer

By:	/s/
Title:

[21]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

D-1-5
Form of Assignment and Assumption

[Consented to:

ASHLAND INC., as Borrower

By:	/s/
Title: ][22]

[22]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

D-1-6
Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

ASHLAND INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1.            Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.            Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) or 6.01(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

D-1-7
Form of Assignment and Assumption

2.            Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

D-1-8
Form of Assignment and Assumption

CONFIDENTIAL
EXHIBIT D-2
FORM OF ADMINISTRATIVE QUESTIONNAIRE

CONFIDENTIAL

FAX ALONG WITH COMMITMENT LETTER TO:  [                            ]23
                              FAX #  [                            ]

I.  Borrower Name:  Ashland Inc.

$  1,200,000,000  Type of Credit Facility    Revolving Credit Facility
$  1,100,000,000  Type of Credit Facility    Term A Facility

II.  Legal Name of Lender of Record for Signature Page:

●	Signing Credit Agreement	YES	NO
●	Coming in via Assignment	YES	NO

III. Type of Lender:
(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other – please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI. Legal Lending Address:

[23]	To come from The Bank of Nova Scotia.

D-2-1
Form of Administrative Questionnaire

CONFIDENTIAL
VII.  Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s)).  The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

	Credit Contact	Primary Operations Contact	Secondary Operations Contact
Name:
Title:
Address:

Telephone:
Facsimile:
E Mail Address:
IntraLinks E Mail Address:

Does Secondary Operations Contact need copy of notices?   ___YES   ___ NO

	Letter of Credit Contact	Draft Documentation Contact	Legal Counsel
Name:
Title:
Address:

Telephone:
Facsimile:
E Mail Address:

D-2-2
Form of Administrative Questionnaire

CONFIDENTIAL
VIII.  Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)

IX.  Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

	(ABA #)	(City/State)

	(Account #)	(Account Name)

(Attention)

D-2-3
Form of Administrative Questionnaire

CONFIDENTIAL
X.  Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):    __ __ - __ __ __ __ __ __

Tax Withholding Form Delivered to The Bank of Nova Scotia*:

W-9

W-8BEN

W-8BEN-E

W-8ECI

W-8EXP

W-8IMY

Tax Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

NON–U.S. LENDER INSTITUTIONS

1.  Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: (a) Form W-8BEN-E (Certificate of Foreign Status of Beneficial Owner), (b) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business) or (c) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

D-2-4
Form of Administrative Questionnaire

CONFIDENTIAL

A U.S. taxpayer identification number is required for any institution submitting a Form W-8ECI.  It is also required on Form W-8BEN-E for certain institutions claiming the benefits of a tax treaty with the U.S.  Please refer to the instructions when completing the form applicable to your institution.  An original tax form must be submitted.

D-2-5
Form of Administrative Questionnaire

CONFIDENTIAL

2.  Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners (e.g., W-9 or W-8BEN or W-8BEN-E).

Please refer to the instructions when completing this form.  Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).  Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement.  Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

X.  The Bank of Nova Scotia Payment Instructions:

Pay to:                The Bank of Nova Scotia
ABA # [                  ]
New York, NY
Account # [                  ]
Attn: [                  ]
Ref: Ashland Inc.

D-2-6
Form of Administrative Questionnaire

EXHIBIT E-1

FORM OF
OPINION MATTERS -
 COUNSEL TO THE BORROWER

[Provided under separate cover].

Opinion Matters – Counsel to the Borrower

EXHIBIT E-2

FORM OF
OPINION MATTERS -
 IN-HOUSE COUNSEL

[Provided under separate cover].

Opinion Matters – In-house Counsel

EXHIBIT E-3
FORM OF
OPINION MATTERS-
 LOCAL COUNSEL TO THE BORROWER

[Provided under separate cover].

Local Counsel to the Borrower

EXHIBIT F

FORM OF
REPORT OF LETTER OF CREDIT INFORMATION

To:	The Bank of Nova Scotia, as Administrative Agent
Attn:
Phone No.:
Fax No.:
Ref.:	Letters of Credit
Issued for the account of
Or any Subsidiary thereof under the Credit Agreement dated as of June 23, 2015.

Reporting Period : ___/___/20___ through ___/___/20___

L/C No.	Maximum Face Amount	Current Face Amount	Escalating Y/N(?) If “Y” Provide Schedule	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Auto Renewal Period/ Notice	Date of Amendment	Amount of Amendment	Type of Amendment

F - 1
Form of Report of Letter of Credit Information

EXHIBIT G-1
FORM OF NON-BANK CERTIFICATE
 (For Foreign Lenders That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of June 23, 2015 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Ashland, Inc., a Kentucky corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), The Bank of Nova Scotia, as Administrative Agent and the other agents party thereto.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (ii) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

G-1-1
Form of Non-Bank Certificate

[Foreign Lender]

By:	/s/
Name:
Title:

[Address]

Dated: ______________________, 20[  ]

G-1-2
Form of Non-Bank Certificate

EXHIBIT G-2
FORM OF NON-BANK CERTIFICATE
 (For Foreign Lenders That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of June 23, 2015 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Ashland, Inc., a Kentucky corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), The Bank of Nova Scotia, as Administrative Agent and the other agents party thereto.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members claiming the portfolio interest exemption (the “applicable partners/members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of the applicable partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of the applicable partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or the applicable partners’/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of the applicable partners/members: (i) an IRS Form W-8BEN-E or W-8BEN or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

G-2-1
Form of Non-Bank Certificate

[Foreign Lender]

By:	/s/
Name:
Title:

[Address]

Dated: ______________________, 20[  ]

G-2-2
Form of Non-Bank Certificate

EXHIBIT G-3
FORM OF NON-BANK CERTIFICATE
(For Foreign Participants That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of June 23, 2015 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Ashland, Inc., a Kentucky corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), The Bank of Nova Scotia, as Administrative Agent and the other agents party thereto.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) and Section 10.06(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

G-3-1
Form of Non-Bank Certificate

[Foreign Participant]

By:	/s/
Name:
Title:

[Address]

Dated: ______________________, 20[  ]

G-3-2
Form of Non-Bank Certificate

EXHIBIT G-4

FORM OF NON-BANK CERTIFICATE
(For Foreign Participants That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of June 23, 2015 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Ashland, Inc., a Kentucky corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), The Bank of Nova Scotia, as Administrative Agent and the other agents party thereto.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) and Section 10.06(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members claiming the portfolio interest exemption (the “applicable partners/members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of the applicable partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of the applicable partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or the applicable partners’/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of the applicable partners/members: (i) an IRS Form W-8BEN-E or W-8BEN or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

G-4-1
Form of Non-Bank Certificate

[Foreign Participant]

By:	/s/
Name:
Title:

[Address]

Dated: ______________________, 20[  ]

G-4-2
Form of Non-Bank Certificate